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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

MF PARENT LP

MF MERGER SUB CORP.

and

MICROFINANCIAL INCORPORATED

Dated as of December 13, 2014

i

ii

Annex I—Conditions of the Offer

Exhibit A—Amendments to Articles of Organization of Seller

iii

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 13, 2014, by and among MF Parent LP, a Delaware limited partnership ("Parent"), MF Merger Sub Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent ("Purchaser"), and MicroFinancial Incorporated, a Massachusetts corporation ("Seller"). All capitalized terms used in this Agreement shall have the respective meanings given thereto in Section 10.11.

        WHEREAS, the boards of directors of each of Purchaser, Seller and the general partner of Parent have unanimously approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement;

        WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer to purchase all of Seller's common stock, par value $0.01 per share ("Seller Common Stock"), at a price per share of $10.20, net to the Seller Stockholders in cash, without interest, subject to any tax withholding (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the "Offer Price," and such tender offer, the "Offer");

        WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into Seller, with Seller as the surviving corporation (the "Merger" and, together with the Offer, the "Transaction"), whereby each issued and outstanding share of Seller Common Stock not owned directly or indirectly by Parent, Purchaser or Seller will be converted into the right to receive the Offer Price in cash;

        WHEREAS, the Seller Board has (i)(A) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of Seller and the Seller Stockholders, (B) approved the Offer and the Merger in accordance with the Massachusetts Business Corporation Act ("MBCA") and (C) adopted this Agreement, and (ii) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock ("Shares") into the Offer, and if required by applicable Law, adopt and approve this Agreement and approve the Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Fortress Credit Opportunities Fund III (A) LP, Fortress Credit Opportunities Fund III (B) LP, Fortress Credit Opportunities Fund III (C) L.P., Fortress Credit Opportunities Fund III (D) L.P., Fortress Credit Opportunities Fund III (E) LP and Parent have entered into a commitment letter, dated as of the date hereof (the "Commitment Letter");

        WHEREAS, as an inducement and condition to Parent's entering into this Agreement, certain Seller Stockholders (the "Supporting Stockholders") are entering into a tender and stockholder support agreement (the "Tender and Support Agreement") with Parent and Purchaser simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Shares held by such stockholders (in their individual capacities) in the Offer and to support the actions necessary to consummate the Merger;

        WHEREAS, certain Seller Stockholders are entering into a contribution, non-tender and support agreement (the "Contribution Agreement") with Parent whereby such stockholders have agreed to contribute the Shares owned by such stockholders and identified in the Contribution Agreement (the "Contribution Shares") to Parent following the Acceptance Time and prior to the Effective Time upon admission as limited partners of Parent; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE OFFER

        1.1    The Offer.

          (a)   Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and that none of the events set forth in clause 3(a) or clause 3(i) of Annex I shall have occurred, as promptly as practicable (but in no event later than five (5) Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. Subject to the terms of this Agreement and the satisfaction or waiver of the Tender Offer Conditions (including the Minimum Condition), Purchaser shall, and Parent shall cause Purchaser to, promptly after the Expiration Date, accept for payment and pay for, after giving effect to any withholding tax, all Shares validly tendered pursuant to the Offer and not withdrawn.

          (b)   The initial expiration date of the Offer shall be the twentieth (20th) Business Day after commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). The latest time and date that the Offer, as it may be extended from time to time pursuant to Section 1.1(c), may expire shall be referred to as the "Expiration Date").

          (c)   Purchaser shall (and Parent shall cause Purchaser to):

              (i)  if, on the initial expiration date of the Offer or upon the expiration of any subsequent offering period, any Tender Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as all Tender Offer Conditions are satisfied; and

             (ii)  extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer;

provided that, (A) Purchaser shall not be required to extend the Offer beyond the Outside Date or termination of this Agreement and (B) if, on the initial expiration date of the Offer or upon the expiration of any subsequent offering period, all of the Tender Offer Conditions except for the Minimum Condition are satisfied or have been waived, Seller may require Purchaser to extend the Offer for an additional period of up to ten (10) Business Days in the aggregate, and Purchaser may extend the Offer for one or more additional periods not to exceed, in the aggregate, twenty (20) Business Days.

          (d)   Purchaser expressly reserves the right to waive, amend or modify any term or condition of the Offer in its sole discretion; provided that, without the prior written consent of Seller, Purchaser shall not:

              (i)  change the form of consideration payable in the Offer;

             (ii)  reduce the Offer Price or the number of Shares subject to the Offer;

            (iii)  extend the expiration date of the Offer (except as required or permitted by the other provisions of this Section 1.1);

            (iv)  waive or amend the Minimum Condition;

             (v)  add to the Tender Offer Conditions;

            (vi)  modify any Tender Offer Condition in a manner adverse to the holders of Shares; or

           (vii)  otherwise amend the Offer in any manner materially adverse to holders of Shares.

          (e)   Purchaser may, without the consent of Seller, elect to provide one or more subsequent offering periods for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of Shares in the Offer. If immediately following the Acceptance Time, Parent, Purchaser and their respective Subsidiaries beneficially own more than 70% but less than 90% of the shares of Seller Common Stock outstanding at that time (which shares beneficially owned shall include shares tendered in the Offer and not withdrawn), to the extent reasonably requested by Seller, Purchaser shall provide for a subsequent offering period of up to five (5) Business Days.

          (f)    On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to the Seller Stockholders as and to the extent required by the Exchange Act. Seller shall furnish to Parent and Purchaser all information concerning Seller required by the Exchange Act to be set forth in the Offer Documents, and if not previously withdrawn in accordance with Section 7.2, Seller hereby consents to the inclusion of the Seller Recommendations in the Offer Documents. Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents each time before any such document is filed with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Seller or its counsel. Parent and Purchaser agree to (i) promptly provide Seller with a copy of any written comments (or a description of any oral comments) received from the SEC or its staff with respect to the Offer Documents; (ii) consult with Seller prior to responding to such comments; (iii) provide Seller with the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto; and (iv) provide Seller with a copy of any written responses thereto.

          (g)   If at any time before the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Offer Documents so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.

          (h)   Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. Without limiting the generality of the foregoing, on the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall and Parent shall cause Purchaser to accept for payment, and promptly after the expiration of the Offer, pay for all Shares validly tendered and not withdrawn pursuant to the Offer.

          (i)    For purposes of this Agreement (including the exercise of the Top-Up Option) and the Offer, unless otherwise mutually agreed to by Purchaser and Seller, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

        1.2    Seller Actions.

          (a)   Seller hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. Seller agrees that no Shares held by Seller or any Seller Subsidiary will be tendered pursuant to the Offer.

          (b)   Seller shall, after affording Parent, Purchaser and their counsel a reasonable opportunity to review and comment thereon and giving reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel, (i) file with the SEC and mail to the Seller Stockholders, as promptly as practicable on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"), which shall include, subject to Section 7.2, the Seller Recommendations and (ii) disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Seller shall not permit any "Adverse Recommendation Change," except as specifically provided in Section 7.2 hereof. Seller shall include in its entirety in the Schedule 14D-9, and has obtained all necessary consents to permit the inclusion in its entirety of, the fairness opinion of Seller's Financial Advisor delivered to the Seller Board in connection with the Transaction. Parent and Purchaser shall furnish to Seller all information concerning Parent and Purchaser required by the Exchange Act to be set forth in the Schedule 14D-9. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Schedule 14D-9 shall be made by Seller without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Seller agrees to (i) promptly provide Parent and Purchaser with a copy of any written comments (or a description of any oral comments) received from the SEC or its staff with respect to the Schedule 14D-9; (ii) consult with Parent and Purchaser prior to responding to such comments; (iii) provide Parent and Purchaser with the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto; and (iv) provide Parent and Purchaser with a copy of any written responses thereto.

          (c)   If at any time before the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.

          (d)   In connection with the Offer, Seller will promptly (but in any event within three (3) Business Days after the date of this Agreement) furnish Purchaser with mailing labels containing the names and addresses of all shareholders of record, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall furnish Purchaser with such additional available information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security position listings, non-objecting beneficial owner lists and computer files) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of Shares from, Seller's record and beneficial stockholders and any and all related correspondence to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are reasonably related to the dissemination of the Offer Documents and the consummation of the Offer or the Merger, Parent, Purchaser and their Representatives shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement is terminated, will promptly upon Seller's request, destroy or deliver to Seller all copies of such information then in their possession.

        1.3    Directors.

          (a)   Promptly after the first time at which Purchaser accepts for payment any Shares pursuant to the Offer (the "Acceptance Time"), and from time to time thereafter as Shares are accepted for payment and the Offer Price is paid by Purchaser, Purchaser shall be entitled to designate immediately such number of members of the Seller Board (the "Purchaser Designees"), rounded up to the nearest whole number, as will give Purchaser representation on the Seller Board equal to (x) the product of the total number of members of the Seller Board (after giving effect to the directors elected pursuant to this sentence and any director resignations pursuant to this Section) multiplied by (y) the percentage that (A) the number of Shares beneficially owned by Parent or Purchaser at such time (including Shares so accepted for payment), together with the Contribution Shares, bears to (B) the total number of Shares then outstanding; provided that in no event shall the Purchaser Designees constitute less than a majority of the Seller Board. In furtherance of the foregoing, Seller shall, upon the request of Parent or Purchaser, use its best efforts to promptly (and in any event within one Business Day) either increase the size of the Seller Board (including by amending the Bylaws, if necessary) or to secure the resignations of such number of Seller's incumbent directors (and such incumbent directors have agreed to resign if required in order for Seller to comply with this Section 1.3(a)), or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Seller Board, and Seller shall take all actions available to Seller to cause the Purchaser Designees to be so elected or appointed. At such time, Seller shall promptly, if requested by Purchaser, also take all action necessary to cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Seller Board of (i) each committee of the Seller Board, (ii) each board of directors (or similar body) of each Seller Subsidiary and (iii) each committee (or similar body) of each such board. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

          (b)   Seller's obligations to appoint the Purchaser Designees to the Seller Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the applicable NASDAQ rules and regulations. Seller shall promptly take all actions required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3, including mailing to stockholders the information required under Section 14(f) and Rule 14f-1 not later than such time as is necessary to enable the Purchaser Designees to be elected or appointed to the Seller Board at the Acceptance Time. Parent shall supply to Seller any information with respect to itself, Purchaser and their respective nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

          (c)   Notwithstanding the provisions of Section 1.3(a), at least three of the members of the Seller Board shall, at all times before the Effective Time, be directors of Seller who were directors of Seller on the date hereof and who otherwise qualify as "independent directors" pursuant to NASDAQ Listing Rule 5605(a)(2) and Rule 14d-10(d)(2) of the Exchange Act (the "Continuing Directors"); provided that if there shall be in office less than three Continuing Directors for any reason, the Seller Board shall cause the Person designated by the remaining Continuing Directors to fill such vacancy, which designee shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of Seller then in office shall designate three persons to fill such vacancies who will not be directors, officers, employees or Affiliates of Parent or Purchaser, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time that the Purchaser Designees are elected or appointed to the Seller Board and before the Effective Time, subject to the terms hereof, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Seller Board and no other action on the part of Seller, including any action by any other director of Seller, shall be required to authorize) (i) any termination of this Agreement by Seller, (ii) any amendment of this Agreement by Seller, (iii) any decrease in or change of form of the Merger Consideration, (iv) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, (v) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of Seller, (vi) any determination that could reasonably be expected to adversely affect the receipt of the Merger Consideration by the holders of Shares (other than Parent and Purchaser), or (vii) any amendment to Seller's Articles of Organization or Bylaws. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to Seller), at Seller's reasonable expense, as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations hereunder.

        1.4    Top-Up Option.

          (a)   Subject to Section 1.4(b) and Section 1.4(c), Seller hereby grants to Purchaser an irrevocable option (the "Top-Up Option") to purchase from Seller, at a price per share equal to the Offer Price, the number of Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of Shares outstanding immediately after exercise of such option (the "Top-Up Shares"); provided, that the Top-Up Option may only be exercised (i) to the extent the aggregate number of Top-Up Shares does not exceed the aggregate number of authorized Shares at the time of exercise of the Top-Up Option which are not then outstanding, and (ii) if Purchaser irrevocably commits upon acquisition of the Top-Up Shares to effect the merger pursuant to Section 2.7. The Top-Up Option shall be exercisable once in whole and not in part on or prior to the fifth (5th) Business Day after the Acceptance Time, or if any subsequent offering period is provided, during the five (5)-Business Day period following the expiration date of such subsequent offering period, provided that Parent or Purchaser has accepted for payment all shares of Seller Common Stock validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

          (b)   The aggregate purchase price for the Top-Up Option so exercised may be paid by Purchaser, at its election, either (i) in cash or (ii) by executing and delivering to Seller a promissory note having a principal amount equal to such payment, or by any combination of cash and such promissory note. Such promissory note shall bear simple interest of 3% per annum, shall mature on the first anniversary of the date of execution and delivery thereof, may be prepaid, in whole or in part, at any time without premium or penalty, and shall have no other material terms. The Seller Board has determined that such consideration for the Top-Up Shares is adequate.

          (c)   In the event that Purchaser wishes to exercise the Top-Up Option, it shall deliver to Seller a notice setting forth (i) the number of Shares owned by Parent and Purchaser at the time of such notice, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Shares by Purchaser is to take place. Seller shall, as soon as practicable following receipt of such notice (but in any event within one (1) Business Day), deliver written notice to Parent and Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Purchaser shall cause to be delivered to Seller the consideration required to be delivered in exchange for such Top-Up Shares, and Seller shall cause to be issued to Purchaser a certificate representing such Shares or, if Seller does not then have certificated Shares, the applicable number of book-entry Shares.

          (d)   Parent and Purchaser acknowledge that the Top-Up Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to Seller that Purchaser is, or will be upon the purchase of the Top-Up Shares, an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Parent and Purchaser represent to Seller that the Top-Up Option and the Top-Up Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act and they acknowledge that such shares may not be transferred without registration under the Securities Act or an exemption therefrom.

ARTICLE II
THE MERGER

        2.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, Purchaser shall merge with and into Seller. Seller shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Seller, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.

        2.2    Closing; Effective Time.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the "Closing Date") specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to this Agreement and applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction thereof), unless this Agreement has been theretofore extended by mutual agreement of the parties. At the Closing, Seller will cause articles of merger (the "Articles of Merger") to be executed, acknowledged and filed with the Secretary of the Commonwealth of Massachusetts in accordance with Section 11.06 of the MBCA. The Merger will become effective at such time (the "Effective Time") as the Articles of Merger have been received for filing by the Secretary of the Commonwealth of Massachusetts or at such later date or time as may be agreed by Seller and Purchaser in writing and specified in the Articles of Merger in accordance with the MBCA.

        2.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the liabilities, restrictions, disabilities and duties of Seller and Purchaser, as provided under Section 11.07 of the MBCA, including the liabilities of Purchaser incurred to fund the Offer and the Merger.

        2.4    Articles of Organization and Bylaws.    At the Effective Time, the Articles of Organization, as amended, of Seller, as in effect immediately before the Effective Time, shall be amended pursuant to the filing of the Articles of Merger (which shall include the amendments set forth on Exhibit A), and as so amended shall be the articles of organization of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the "Surviving Corporation Charter"). From and after the Effective Time, the Bylaws, as amended, of Seller, as in effect immediately before the Effective Time, shall be amended and restated to be identical to the bylaws of Purchaser as in effect immediately before the Effective Time (which shall contain such provisions as are necessary to give effect to the exculpation and indemnification provided for in Section 7.5 hereof), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the "Surviving Corporation Bylaws").

        2.5    Directors and Officers.

          (a)   From and after the Effective Time, the directors of Purchaser immediately before the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

          (b)   From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

        2.6    Stockholders' Meeting.

          (a)   If the adoption and approval of this Agreement and approval of the Merger by the Seller Stockholders is required by applicable Law in order to consummate the Merger, Seller, acting through the Seller Board, shall, in accordance with applicable Law:

              (i)  duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer and the expiration of any subsequent offering period pursuant to Section 1.1(b) for the sole purpose of obtaining the approval of the Seller Stockholders of the adoption and approval of this Agreement and the approval of the Merger in accordance with the MBCA;

             (ii)  prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders, and (y) to obtain the necessary adoption and approval of this Agreement and approval of the Merger by its stockholders;

            (iii)  subject to the fiduciary duties of the Seller Board, include in the Proxy Statement the Seller Recommendations that the Seller Stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger; and

            (iv)  include in the Proxy Statement the opinion of Seller's Financial Advisor referred to in Section 5.20.

          (b)   Seller and Parent, as the case may be, shall furnish all information concerning Seller or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, Seller shall cause the Proxy Statement to be disseminated to Seller Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Proxy Statement shall be made by Seller without providing Parent and its counsel a reasonable opportunity to review and comment thereon. Seller agrees to (i) promptly provide Parent and Purchaser with a copy of any written comments (or a description of any oral comments) received from the SEC or its staff with respect to the Proxy Statement; (ii) consult with Parent and Purchaser prior to responding to such comments; (iii) provide Parent and Purchaser with the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto; and (iv) provide Parent and Purchaser with a copy of any written responses thereto.

          (c)   If at any time prior to Seller Stockholders' meeting, any information relating to Seller, Parent or Purchaser, or any of their respective directors, officers or Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to Seller Stockholders.

          (d)   Seller and Parent shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and any applicable rules of the NASDAQ.

          (e)   Without limiting the generality of Section 2.6(a), unless this Agreement has been terminated in accordance with Section 9.1 hereof, in compliance with Section 9.2, Seller agrees that its obligations to duly call, give notice of, convene and hold the Special Meeting under Section 2.6(a)(i) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller or any other person of any Acquisition Proposal or any Adverse Recommendation Change by the Seller Board.

          (f)    At the Special Meeting, if any, each of Parent and Purchaser agrees that it will vote, or cause to be voted, all of the Shares owned by it or any Seller Subsidiary as of the record date for such meeting in favor of the approval of the Merger and the adoption and approval of this Agreement.

        2.7    Merger Without Meeting of Stockholders.    Notwithstanding Section 2.6, in the event that, at any time following the Acceptance Time or the final Expiration Date, Purchaser shall own at least 90% of the Shares, pursuant to the Offer or otherwise (including the Contribution Shares, which Parent covenants to transfer to Purchaser as soon as reasonably practicable after the Contribution Closing (as such term is defined in the Contribution Agreement)), subject to Sections 8.1(c) and 8.1(d), the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter, without a meeting of Seller Stockholders, in accordance with Section 11.05 of the MBCA.

ARTICLE III
EFFECT OF THE MERGER ON SELLER
CAPITAL STOCK; EXCHANGE OF SHARES

        3.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Purchaser:

          (a)    Capital Stock of Purchaser.    Each share of the common stock, $0.01 par value per share, of Purchaser (the "Purchaser Common Stock"), issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Certain Stock.    All Shares that are owned by Seller or by any wholly-owned Seller Subsidiary and all Shares owned by Parent or Purchaser or by any wholly-owned Subsidiary of Parent or Purchaser immediately before the Effective Time (including the Contribution Shares), shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Seller Common Stock.    Each share of Seller Common Stock issued and outstanding immediately before the Effective Time (other than (i) shares to be cancelled in accordance with Section 3.1(b) and (ii) Dissenting Shares as defined in Section 3.3) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the "Merger Consideration"). As of the Effective Time, all such Shares, when converted as provided in this Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a "Certificate" and collectively, the "Certificates") or book-entry share (each, a "Book-Entry Share" and collectively, the "Book-Entry Shares") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender thereof in accordance with Section 3.2.

        3.2    Exchange of Certificates.    The procedures for exchanging outstanding Shares for the Merger Consideration are as follows:

          (a)    Paying Agent.    Before the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the "Paying Agent") and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment of the Merger Consideration. Before the Effective Time, Parent shall have deposited, or caused to be deposited, with the Paying Agent good funds in an amount sufficient to make the payments contemplated by Section 3.1 in accordance with the procedures set forth in Section 3.2(b) (such funds, the "Exchange Fund"). In the event the Exchange Fund shall initially be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to the deficiency in the amount of funds required to make such payments. The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares which, immediately before the Effective Time represented Shares converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and Seller may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the Shares previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Seller Common Stock which has not been registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

          (c)    No Further Ownership Rights in Seller Common Stock.    The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such Shares, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, for any reason, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent after the Effective Time, they shall be cancelled and exchanged as provided in this Article III.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 3.2 before the end of such six (6) month period shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

          (e)    No Liability.    To the extent permitted by applicable Law, none of Parent, Purchaser, Seller, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

          (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent.

          (g)    Withholding Rights.    Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Offer Price or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, a Seller Restricted Stock Unit or a Seller Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, and paid to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Restricted Stock Unit or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        3.3    Appraisal Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, any shares (the "Dissenting Shares") of Seller Common Stock that are issued and outstanding immediately before the Effective Time and that are held by the Seller Stockholders who, in accordance with Part 13 of the MBCA (the "Appraisal Rights Provisions"), (i) have not voted in favor of adopting this Agreement or approving the consummation of the Merger, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the "Dissenting Stockholders") will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided that all Shares held by the Seller Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 3.1 and Section 3.2.

          (b)   Seller shall give Parent and Purchaser prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to Shares, and Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands subject, before the Effective Time, to consultation with Seller. Except (i) upon the prior written consent of Parent, which consent shall not be unreasonably withheld or (ii) as required by a final, binding and non-appealable order of a court of competent jurisdiction, Seller shall not make any payment with respect to, or settle or offer to settle, any such demand.

          (c)   Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such Shares shall be canceled.

        3.4    Treatment of Options; Restricted Stock Units.

          (a)   Each Seller Stock Option that is outstanding immediately before the Effective Time, and that is not then vested and exercisable, shall become fully vested and exercisable fifteen days prior to the Effective Time. As of the Effective Time, each Seller Stock Option that was outstanding and unexercised immediately before the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law with respect to the making of such payment, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Seller Stock Option and (ii) the total number of shares underlying such Seller Stock Option (giving effect to the acceleration of vesting contemplated by this Section 3.4(a)), with the aggregate amount of such payment rounded down to the nearest cent. Seller shall provide that following the Effective Time and subject to Section 3.4(b), no holder of a

  Seller Stock Option (or former holder of a Seller Stock Option) shall have any right thereunder to acquire any capital stock of Seller or the Surviving Corporation or any other equity interest therein (including "phantom" stock or stock appreciation rights).

          (b)   Each Seller Restricted Stock Unit Award that is outstanding immediately before the Effective Time shall become fully vested and cancelled as of the Effective Time in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law with respect to the making of such payment, equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Seller Restricted Stock Unit Award (giving effect to the acceleration of vesting contemplated by this Section 3.4(b)), with the aggregate amount of such payment rounded down to the nearest cent.

          (c)   As soon as reasonably practicable after the execution and delivery of this Agreement and conditional upon the Closing, the Seller Board or appropriate Seller Board committee shall make all determinations necessary under the Seller Stock Plan to accomplish the transactions contemplated by this Section 3.4. Conditional upon the Closing, Seller shall take all necessary steps to effect the termination of the Seller Stock Plan as of the Effective Time, it being the intention of the parties that no holder of any Seller Stock Option shall have any continuing right to acquire Shares thereunder. Reasonably before the Closing, Seller shall provide notice (subject to Parent's reasonable review) to each holder of Seller Stock Options and Seller Restricted Stock Units (i) describing the treatment thereof in accordance with this Section 3.4 and (ii) for administrative convenience, prohibiting further exercises of Seller Stock Options after the third (3rd) Business Day before the Closing Date.

        3.5    Adjustments.    If, prior to the Effective Time, there shall occur any change in the outstanding shares of capital stock of Seller, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon, the Offer Price and Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted to reflect the effects of such change. Nothing herein shall be construed to permit Seller to take any action with respect to the Shares or other securities of Seller that is prohibited by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

        Except as set forth in the letter delivered concurrently with the execution of this Agreement to Seller, which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement where the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), Parent and Purchaser hereby jointly and severally represent and warrant to Seller as follows:

        4.1    Corporate Organization.

          (a)   Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware. Purchaser is a corporation duly organized, validly existing and in corporate good standing under the Laws of the Commonwealth of Massachusetts.

          (b)   Parent has all requisite partnership power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of limited partnership of Parent and the articles of organization and bylaws of Purchaser that have previously been made available to Seller are true, correct and complete copies of such documents as currently in effect.

          (c)   Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding shares of capital stock of Purchaser, which, as of the date hereof, consist of 2,000 shares of Purchaser Common Stock, are validly issued, fully paid and nonassessable and are owned beneficially and of record by Parent, free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements with any Person that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        4.2    Authority.    Each of Parent and Purchaser has all requisite partnership or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each of Parent and Purchaser. Except for the filing of the Articles of Merger, no other partnership or corporate Proceedings on the part of Parent or Purchaser are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

        4.3    Consents and Approvals.    Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and compliance with other applicable requirements of, the Exchange Act or the Securities Act, and state securities or "blue sky" Laws and (b) for filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts, none of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require either Parent or Purchaser or any of their respective Affiliates to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Parent and Purchaser, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law or Order applicable to Parent and Purchaser or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        4.4    Broker's Fees.    Neither Parent nor Purchaser has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger).

        4.5    Legal Proceedings.    There is no Proceeding pending or, to the knowledge of Parent, threatened in writing, against Parent, Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement that would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        4.6    Available Funds.

          (a)   At each of the Acceptance Time and the Effective Time, Parent and Purchaser will have available cash resources in an amount sufficient to consummate the Offer and the Merger and to pay all fees and expenses incurred by Parent, Purchaser and Seller in connection with this Agreement and the transactions contemplated hereby.

          (b)   Without limiting the generality of Section 4.6(a), Parent has received and accepted the Commitment Letter from the Investors relating to the commitment of the Investors, subject to the terms and conditions thereof, to provide cash funds in the aggregate amount set forth therein (the "Cash Merger Funds"). A complete and correct copy of the executed Commitment Letter has been provided to Seller. There is no condition precedent to the obligations of the Investors to provide the Cash Merger Funds other than as set forth in the Commitment Letter. The Commitment Letter is valid and binding and in full force and effect, and subject to the accuracy of the representations and warranties of Seller contained in Article V and assuming the satisfaction of the conditions set forth in Article VIII, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Purchaser under the terms and conditions of the Commitment Letter, other than any such default, breach or failure that has been waived by the other parties thereto or otherwise cured in a timely manner by Parent to the satisfaction of the Investors.

        4.7    Offer Documents; Proxy Statement; Parent Information.

          (a)   Each document that Parent or Purchaser is required to file with the SEC or to distribute or otherwise disseminate to the Seller Stockholders, including the Offer Documents, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and, on the date first mailed to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by Seller in writing for inclusion in the Offer Documents. The information to be supplied in writing by or on behalf of Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The information relating to Parent, Purchaser and their respective Affiliates to be contained in the Proxy Statement (if and to the extent required by applicable Laws to consummate the Merger) and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement (if any) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as (a) set forth in the Seller SEC Documents filed on or after December 31, 2011 and before the execution of this Agreement (excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section entitled "risk factors" or constituting "forward-looking statements"), or (b) as set forth in the letter delivered concurrently with the execution of this Agreement to Parent and Purchaser (the "Seller Disclosure Letter"), which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement with reference to the particular Section to which such information relates (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), Seller hereby represents and warrants to Parent and Purchaser as follows:

        5.1    Corporate Organization.

          (a)   Seller is a corporation duly organized, validly existing and in corporate good standing under the Laws of the Commonwealth of Massachusetts. Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not have, either individually or in the aggregate, a Seller Material Adverse Effect. The copies of the Articles of Organization and the Bylaws of Seller that have previously been made available to Parent and Purchaser are true, correct, and complete copies of such documents as currently in effect.

          (b)   The entities listed in Section 5.1(b) of the Seller Disclosure Letter (each, a "Seller Subsidiary"), together with their respective jurisdictions of incorporation or organization, are the only Subsidiaries of Seller. Each Seller Subsidiary is duly organized, validly existing and in corporate good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so licensed or qualified and in good standing would not have, either individually or in the aggregate, a Seller Material Adverse Effect. Each Seller Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary. The copies of organizational documents of the Seller Subsidiaries that have previously been made available to Parent and Purchaser are true, correct, and complete copies of such documents as currently in effect.

          (c)   Neither Seller nor any Seller Subsidiary: (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Seller Subsidiaries, or (ii) has agreed or is obligated to make, or is bound by any agreement under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

        5.2    Capitalization.

          (a)   The authorized capital stock of Seller consists of 25,000,000 Shares and 5,000,000 shares of preferred stock, $0.01 par value per share (the "Seller Preferred Stock"). At the close of business on December 12, 2014, there were 14,433,154 Shares and no shares of Seller Preferred Stock issued and outstanding, and there were no Shares and no shares of Seller Preferred Stock held in the treasury of Seller. In addition, at the close of business on December 12, 2014, there were (i) 494,147 Shares reserved for future issuance under the Seller Stock Plan, (ii) 433,028 Shares reserved for issuance upon exercise of outstanding Seller Stock Options, (iii) 130,239 Shares reserved for issuance upon settlement of outstanding Seller Restricted Stock Units, and (iv) no Shares reserved for issuance upon exercise of outstanding warrants, in each case, subject to adjustment on the terms set forth in the respective plan or warrants. All issued and outstanding Shares have been, and all Shares that may be issued pursuant to the exercise, vesting, or settlement, as applicable, of outstanding Seller Stock Options and Seller Restricted Stock Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights ("Voting Debt"), of Seller or any Seller Subsidiary issued and outstanding. Except for instruments issued under the Seller Stock Plan, there are no outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any Shares or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Seller Subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any Shares or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Seller Subsidiary. There are no outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold any shares of repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Seller Subsidiaries are validly issued, fully paid and nonassessable and, with respect to such interests or shares held directly or indirectly by Seller, are owned by Seller free and clear of any Encumbrance. No Seller Subsidiary owns any Shares.

          (b)   All of the outstanding Seller Stock Options and Seller Restricted Stock Units have been validly granted to directors, employees and other service providers of Seller and the Seller Subsidiaries in the ordinary course of business pursuant to the Seller Stock Plan. Section 5.2(b) of the Seller Disclosure Letter sets forth (i) (A) the name of each holder of a Seller Stock Option, (B) the date each Seller Stock Option was granted, (C) the number of Shares subject to each such Seller Stock Option, and (D) the price at which each such Seller Stock Option may be exercised and (ii) (A) the name of each holder of Seller Restricted Stock Units, (B) the date such Seller Restricted Stock Unit was granted and (C) the number of Shares issuable upon settlement of each such Seller Restricted Stock Unit grant. Each Seller Stock Option was granted with an exercise price equal to or greater than the fair market value of the Seller Common Stock at the time of grant. There are no Shares outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent or that are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.

          (c)   There are no voting trusts or other agreements to which Seller or any Seller Subsidiary is a party with respect to the voting of any Shares or any capital stock of, or other equity interest of, Seller or any Seller Subsidiary. Neither Seller nor any Seller Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

        5.3    Authority.

          (a)   Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, including the Offer and the Merger, subject to obtaining any necessary approval of the Seller Stockholders to adopt and approve this Agreement and approve the Merger. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate Proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer and the Merger and the other transactions contemplated hereby, except (if required by applicable Law) for the adoption and approval of this Agreement by the Seller Stockholders and the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts. At a meeting duly called and held prior to the execution of this Agreement, at which all directors of Seller were present, the Seller Board duly adopted, by unanimous vote of its members, resolutions (which have not been subsequently rescinded, modified or withdrawn, except as permitted under Section 7.2), (i) determining and declaring that this Agreement, the Transaction, and each of the Offer and the Merger, are advisable to the Seller Stockholders and in the best interests of Seller and the Seller Stockholders, (ii) approving the Offer and adopting and approving the Merger and this Agreement in accordance with the MBCA, (iii) subject to Section 7.2, resolving to recommend that the Seller Stockholders accept the Offer and adopt and approve this Agreement and the Merger if such adoption and approval is required by applicable Laws and (iv) taking all actions so that the requirements and restrictions set forth in Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Tender and Support Agreement, the Contribution Agreement and the other transactions contemplated hereby and thereby (collectively, the "Seller Recommendations").

          (b)   This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        5.4    No Violation; Required Filings and Consents.    Assuming (subject to Section 2.7) the adoption and approval of this Agreement by the Seller Stockholders and, with respect to Regulatory Laws, in reliance on the representation by Parent and Purchaser in clause (ii) of Section 4.3, and except (a) for matters set forth in Section 5.4 of the Seller Disclosure Letter, (b) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, NASDAQ, and state securities or "blue sky" laws, and (c) for filing of the Articles of Merger, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Organization or Bylaws of Seller, (ii) require Seller or any Seller Subsidiary to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller or any Seller Subsidiary to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, or any other agreement to which Seller or such Seller Subsidiary is a party or by which it or any of its properties or assets may be bound or (iv) violate any Law or Order applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Offer and the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have a Seller Material Adverse Effect.

        5.5    SEC Filings; Controls and Procedures.

          (a)   Seller has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Seller with the SEC since January 1, 2011, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act")). All such registration statements, forms, reports, certifications and other documents (including those that Seller may file after the date hereof until the Closing) are referred to herein as the "Seller SEC Documents." All of the Seller SEC Documents filed before the date of this Agreement and all comment letters received by Seller from the staff of the SEC and all responses to such comment letters by or on behalf of Seller, in each case since January 1, 2011, are publicly available on the SEC's Electronic Data Gathering, Analysis, and Retrieval system website. There are no outstanding or unresolved comments in any such comment letters received by Seller from the SEC. The Seller SEC Documents filed before the date of this Agreement (i) were filed or furnished on a timely basis, (ii) at the time filed or furnished, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (iii) did not at the time they were filed or furnished (or, if amended or superseded by a filing before the date hereof, on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in light of the circumstances under which they were made, not misleading.

          (b)   Seller (i) has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as defined in Rules 13a-15(e) and 13a-15(f), respectively, under the Exchange Act) and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Seller's outside auditors and the audit committee of the Seller Board, (A) any significant deficiencies and material weaknesses of which Seller has or had knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Seller's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves or involved management or other employees who have or had a significant role in Seller's internal control over financial reporting. Seller's disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Seller's management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Seller to make the certifications required by the Exchange Act with respect to such reports. Seller's management has completed an assessment of the effectiveness of the Seller's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

          (c)   Since Seller became a SEC reporting company, no senior executive officer of Seller or member of the Seller Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Seller or any Seller Subsidiary.

          (d)   Neither the Seller nor any of the Seller Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar agreement (including any agreement relating to any transaction or relationship between or among Seller or one of the Seller Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

          (e)   Seller has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

        5.6    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Seller SEC Documents at the time filed (or, if amended or superseded by a filing before the date hereof, on the date of such amending or superseding filing) (the "Seller Financial Statements") (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects (except as may be indicated in the notes thereto) the consolidated financial position of Seller and its consolidated Seller Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders' equity for the periods indicated, consistent with the books and records of Seller and its consolidated Seller Subsidiaries, except that the unaudited interim financial statements were subject to normal year-end adjustments. The consolidated, audited balance sheet of Seller as of December 31, 2013 is referred to herein as the "Seller Balance Sheet." McGladrey LLP has not resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        5.7    Absence of Undisclosed Liabilities.    Neither Seller nor any of its consolidated Seller Subsidiaries has any obligations or liabilities required to be reflected in financial statements prepared in accordance with GAAP other than: (i) obligations or liabilities disclosed in the Seller Financial Statements contained in the Seller SEC Documents filed with the SEC prior to the date of this Agreement; (ii) obligations or liabilities incurred in the ordinary course of business consistent (both in nature and amount) with past practice since the date of the Seller Balance Sheet; (iii) obligations or liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); and (iv) obligations or liabilities that would not, individually or in the aggregate, reasonably be expected to be material to Seller and the Seller Subsidiaries, taken as a whole.

        5.8    Absence of Certain Changes or Events.    Since the date of the Seller Balance Sheet, Seller and each Seller Subsidiary have conducted their respective business in all material respects in the ordinary course consistent with their past practice and, other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(ii) any damage, destruction, or loss to the business or properties of Seller that has, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (iii) except as set forth in Section 5.8 of the Seller Disclosure Letter, any declaration, setting aside, or payment of any dividend or other distribution in respect of Shares, or any direct or indirect redemption, purchase or any other acquisition by Seller of Shares; (iv) any material labor dispute; (v) any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice; (vi) any transfer, sale, lease, sublease, license, or other disposition of material assets or properties of Seller or Seller Subsidiaries, other than in the ordinary course of business consistent with past practice; (vii) any write down or write up of the value of any receivable or revalue of any assets of Seller or Seller Subsidiaries other than in the ordinary course of business consistent with past practice; or (viii) any settlement, payment or discharge of any investigation or Proceeding, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice.

        5.9    Broker's Fees.    Neither Seller nor any of its officers, directors, employees, or agents, in their respective capacities as such, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), except for fees and commissions incurred in connection with the engagement of Berenson & Company ("Seller's Financial Advisor") and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller. True, correct and complete copies of all agreements between Seller and Seller's Financial Advisor concerning this Agreement and the Transaction, including, without limitation, any fee arrangements, have been previously made available to Parent.

        5.10    Legal Proceedings.    There is no claim or Proceeding pending or, to the knowledge of Seller, threatened in writing against Seller or any Seller Subsidiary, and neither Seller nor any Seller Subsidiary is subject to any outstanding Order that, in either case, would, individually or in the aggregate: (i) prevent or materially delay the consummation of the Offer or Merger; (ii) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement; or (iii) reasonably be expected to result in a Seller Material Adverse Effect.

        5.11    Permits; Compliance with Applicable Laws.

          (a)   To the knowledge of Seller, Seller and each Seller Subsidiary is in material compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (the "Seller Governmental Approvals"), and no suspension or cancellation of any such Seller Governmental Approvals is pending or, to the knowledge of Seller, threatened in writing. Seller and the Seller Subsidiaries are in material compliance with all applicable Laws.

          (b)   Neither Seller nor any Seller Subsidiary (including any Seller Personnel acting on their behalf) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Laws promulgated thereunder or any similar anti-corruption or applicable Law with respect to anti-bribery in any jurisdiction other than the United States, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

        5.12    Taxes and Tax Returns.

          (a)   Each of Seller and Seller Subsidiaries has (i) timely filed (or has caused to be timely filed) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid (or has caused to be timely paid) all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP. The most recent financial statements contained in the Seller SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Seller and Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

          (b)   All material Taxes required to be withheld by Seller or any Seller Subsidiary have been withheld and have been (or will be) duly and timely paid to the proper Governmental Authority.

          (c)   Except as set forth in Section 5.12(c) of the Seller Disclosure Letter, none of the Tax Returns filed by Seller or any Seller Subsidiary in the past five (5) years, or Taxes payable by Seller or any Seller Subsidiary in the past five (5) years, have been the subject of an audit, action, suit, Proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no audit, action, suit, Proceeding, claim, examination, deficiency or assessment is currently pending with respect to Seller or any Seller Subsidiaries, nor has Seller or any Seller Subsidiaries received any written notice of any threatened deficiency, assessment, or Proceeding related to Taxes.

          (d)   Except as set forth in Section 5.12(d) of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)   Seller is not, nor has it been during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code).

          (f)    Neither Seller nor any Seller Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years before the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (g)   Neither Seller nor any Seller Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is Seller), and neither Seller nor any Seller Subsidiary has any liability for the Taxes of any Person (other than Seller or one of the Seller Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), as a successor, transferee, by contract, or otherwise.

          (h)   During the last five years, neither Seller nor any Seller Subsidiary has participated in any so-called "listed transaction" (as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2)).

          (i)    There are no Encumbrances for Taxes upon any of Seller's or any Seller Subsidiary's assets, other than Permitted Encumbrances.

        5.13    Employee Benefit Programs.

          (a)   Section 5.13(a) of the Seller Disclosure Letter sets forth a complete and accurate list of each material Seller Plan. "Seller Plan" means (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) each employment, severance or similar agreement, policy, stock option plan, restricted stock plan, stock purchase plan, equity plan, phantom stock plan, deferred compensation plan, bonus or incentive plan, in each case that are sponsored, maintained or contributed to or required to be contributed to by Seller, any Seller Subsidiary or any other ERISA Affiliate for the benefit of current or former employees or directors of Seller or any Seller Subsidiary or with respect to which Seller or any Seller Subsidiary has any liability, contingent or otherwise.

          (b)   Seller has made available to Parent current, complete and accurate copies of each Seller Plan and certain related documents, to the extent applicable, including: (i) the respective plan document and any amendments thereto and a description if such Seller Plan is not in writing; (ii) the respective trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) the most recent IRS determination or opinion letter, if any; (iv) the most recent annual report on Form 5500; (v) the most recent financial and/or actuarial report, if any; and (vi) the respective summary plan description, any summary of material modifications thereto, and any material employee communications.

          (c)   (i) Each of the Seller Plans has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws, (ii) there are no governmental audits, actions, suits or claims (other than routine claims for benefits) by, on behalf of, or against any Seller Plan or any trusts related thereto pending, or to Seller's knowledge, threatened in writing that could reasonably be expected to result in any liability to Seller or any Seller Subsidiary, and (iii) neither Seller nor any Seller Subsidiary has engaged in a transaction in connection with which Seller or any Seller Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 of Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (d)   No Seller Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Seller nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA. Each of the Seller Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. No Seller Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law, or death or retirement benefits under any qualified Seller Plan.

          (e)   The execution, delivery of and performance by Seller of its obligations under this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Seller Plan that will result in any payment, acceleration, vesting, distribution, increase in benefits or obligations to fund benefits, (ii) result in any amount failing to be deductible by Section 280G or 162(m) of the Code, or (iii) limit or restrict the right of Seller to merge, amend or terminate any of the Seller Plans. Seller has made available to Parent copies of Section 280G calculations prepared in good faith with respect to the "disqualified individuals" of Seller.

          (f)    No Seller Plan provides any individual with an indemnification, "gross up" or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. To the knowledge of Seller, with respect to each Seller Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (x) the written terms of such Seller Plan have at all times since January 1, 2009 been in compliance with Section 409A of the Code and applicable guidance thereunder, and (y) such Seller Plan has, at all times while subject to Section 409A of the Code, been operated in compliance (or, with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and applicable guidance thereunder. With respect to each Seller Plan that is intended not to be subject to Section 409A of the Code, Seller and the Seller Subsidiaries have taken all actions necessary to cause such Seller Plan to be excluded from the application of Section 409A of the Code and, to the knowledge of Seller, no action has occurred that would cause such Seller Plan to be subject to Section 409A of the Code.

        5.14    Labor and Employment Matters.

          (a)   (i) Seller and the Seller Subsidiaries are in material compliance with all federal, state, and foreign Laws respecting employment and employment classification, practices, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, (ii) there are no unfair labor practices, labor disputes (other than routine individual grievances) or labor arbitration Proceedings pending, or to Seller's knowledge, threatened in writing against Seller or any Seller Subsidiary, and (iii) Seller and the Seller Subsidiaries are in compliance with all Laws respecting government contractors, including but not limited to regulations of the Office of Federal Contract Compliance Programs ("OFCCP") and the obligation to maintain a current affirmative action plan, and neither Seller nor any Seller Subsidiary has been subject to an audit by OFCCP within the past 5 years.

          (b)   To Seller's knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and (ii) there are no complaints relating to employment practices of Seller pending before any Governmental Authority or submitted in writing to Seller.

          (c)   Neither Seller nor any Seller Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or other agreement with a labor union or labor organization except outside of the United States in the ordinary course of business. To the knowledge of Seller, neither Seller nor any Seller Subsidiary is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened in writing, any labor strike or lockout involving Seller or any Seller Subsidiary.

        5.15    Material Contracts.

          (a)   Except as filed as exhibits to the Seller SEC Documents, and except for this Agreement, neither Seller nor any Seller Subsidiary is a party to or is bound by any agreement (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) which limits the ability of Seller or such Seller Subsidiary to compete or engage in any line of business or to solicit business in any geographic area, other than any such agreements that may be cancelled without material liability to Seller or the Seller Subsidiaries upon 30 days' notice or less, (iii) which provides for exclusivity by Seller or any Seller Subsidiary with respect to any material products or services sold or purchased by Seller or such Seller Subsidiary, (iv) that by its terms would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (v) that is material to the business, condition (financial or otherwise), operations, results of operations, assets, properties or prospects of Seller and the Seller Subsidiaries, taken as a whole.

          (b)   Section 5.15(b) of the Seller Disclosure Letter sets forth a complete, correct and accurate list of all dealer, equipment vendor, independent sales organization and broker agreements or contracts and service contracts to which Seller or a Seller Subsidiary is a party.

          (c)   Each agreement of the type described above in Section 5.15(a) and Section 5.15(b), whether or not set forth in Section 5.15(a) or Section 5.15(b) of the Seller Disclosure Letter, is referred to herein individually as a "Seller Contract" and collectively as "Seller Contracts". All of the Seller Contracts are valid and binding on Seller or the respective Seller Subsidiary, as the case may be, and, to Seller's knowledge, each other party thereto, as applicable, and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

          (d)   Neither Seller nor any Seller Subsidiary has, and to the knowledge of Seller, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Seller Contract. There are no disputes pending or, to the Seller's knowledge, threatened with respect to any Seller Contract, and neither Seller nor any Seller Subsidiary has received written notice of any of the foregoing or of the intention of any other party to any Seller Contract to terminate for default, convenience or otherwise any Seller Contract (nor, to the Seller's knowledge, is any such party threatening to do so).

        5.16    Properties.

          (a)   Neither Seller nor any Seller Subsidiary owns or has ever owned any real property.

          (b)   Section 5.16(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all real property held by Seller or any Seller Subsidiary pursuant to a lease, sublease or license providing for either (i) annual payments of $50,000 or more or (ii) aggregate payments of $50,000 or more (collectively "Seller Real Property Leases") and the location of the respective premises. Neither Seller nor any Seller Subsidiary nor, to Seller's knowledge, any other party to any Seller Lease, is in material default under any of the Seller Real Property Leases. Each of the Seller Real Property Leases is in full force and effect and is enforceable against Seller or the respective Seller Subsidiary, as the case may be, and, to Seller's knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither Seller nor any Seller Subsidiary leases, subleases or licenses any real property to any Person other than Seller or a Seller Subsidiary. Seller has made available to Parent complete and accurate copies of all Seller Real Property Leases.

        5.17    State Takeover Laws; Required Stockholder Vote.

          (a)   The Seller Board has approved this Agreement, the Contribution Agreement and the Tender and Support Agreement and has taken all other requisite action such that the provisions of Chapters 110C, 110D and 110F of the Massachusetts General Laws will not apply to this Agreement, the Contribution Agreement, the Tender and Support Agreement or any of the transactions contemplated hereby or thereby.

          (b)   The only vote of holders of any class of capital stock of Seller that may be required by applicable Law to adopt and approve this Agreement and approve the Merger is the adoption and approval of this Agreement and the Merger by the affirmative vote of two-thirds of the outstanding Shares, voting as a single class (any such vote, "Seller Stockholder Approval").

        5.18    Intellectual Property.

          (a)   Section 5.18(a) of the Seller Disclosure Letter accurately identifies as of the date of this Agreement: (i) each item of Registered Intellectual Property, the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (ii) each agreement pursuant to which any material Intellectual Property Rights are licensed to Seller or any Seller Subsidiary (other than software license agreements for any third-party software that is so licensed pursuant to a nonexclusive, commercially available license); (iii) each contract or other agreement pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Seller Intellectual Property, excluding nonexclusive end user licenses granted in the ordinary course of business that are consistent, in all material respects, with the form thereof provided in the Data Room and identified in Section 5.18(a)(iii) of the Seller Disclosure Letter.

          (b)   All Registered Intellectual Property listed in Section 5.18(a) of the Seller Disclosure Letter is unexpired and subsisting, and to Seller's knowledge, valid and enforceable, and is not subject to the payment of any registration, maintenance, or renewal fee, or the taking of any other actions by Seller or the Seller Subsidiaries to maintain its validity or effectiveness within six (6) months of the date hereof. Seller and the Seller Subsidiaries exclusively own all right, title and interest to and in the Registered Intellectual Property and other Seller Intellectual Property free and clear of any Encumbrances (other than (i) nonexclusive end user licenses granted in the ordinary course of business that are consistent, in all material respects, with the form thereof provided in the Data Room and identified in Section 5.18(a)(iii) of the Seller Disclosure Letter, (ii) licenses granted pursuant to contracts listed in Section 5.18(a)(iii) of the Seller Disclosure Letter, and (iii) Permitted Encumbrances). To the knowledge of Seller, Seller and the Seller Subsidiaries have (whether by virtue of ownership, license or otherwise) all Intellectual Property and Intellectual Property Rights necessary to carry out the business of Seller and the Seller Subsidiaries, as currently conducted or contemplated to be conducted as set forth in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room (except with respect to (1) developments, changes, improvements, and extensions of the software owned by Seller or the Seller Subsidiaries outlined in or contemplated by the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room and/or that would be made by Seller and the Seller Subsidiaries in the ordinary course of business and (2) commercially available third party software that will need to be licensed, or for which additional licenses will need to be obtained, to implement changes to the Seller IT Systems contemplated in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room), and to the knowledge of Seller, no other Intellectual Property and Intellectual Property Rights is used or necessary in the conduct of the business of Seller and the Seller Subsidiaries as currently conducted or contemplated to be conducted as set forth in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room (except with respect to (1) developments, changes, improvements, and extensions of the software owned by Seller or the Seller Subsidiaries outlined in or contemplated by the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room and/or that would be made by Seller and the Seller Subsidiaries in the ordinary course of business and (2) commercially available third party software that will need to be licensed, or for which additional licenses will need to be obtained, to implement changes to the Seller IT Systems contemplated in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room). Each employee of Seller or any Seller Subsidiary who is or was involved in the creation or development of any material Seller Intellectual Property has (x) signed the Seller Employee Code of Conduct (the "Employee Code of Conduct") previously made available to Parent and identified in Section 5.18(b) of the Seller Disclosure Letter acknowledging Seller owns all Intellectual Property conceived or developed by such employee during the course of such employee's employment, and (y) signed a confidentiality and non-solicitation agreement, or an acknowledgment of the Employee Code of Conduct, containing confidentiality provisions, in substantially the form of the confidentiality and non-solicitation agreement or Employee Code of Conduct previously provided in the Data Room and identified in Section 5.18(b) of the Seller Disclosure Letter. Each employee author of material software comprising Seller Intellectual Property is identified in Section 5.18(b) of the Seller Disclosure Letter, along with such employee's date of termination of employment (if applicable); and for each such employee, the signed documents referred to in subsections (x) and (y) of this Section 5.18(b) have been made available to Parent. Each Person who is not an employee of Seller, including but not limited to each independent contractor of Seller or any Seller Subsidiary, and any third party, who is or was involved in the creation or development of any material Seller Intellectual Property has signed an agreement containing an assignment to Seller or the Seller Subsidiaries of all Seller Intellectual Property developed by such Person within the scope of their engagement, and containing confidentiality provisions, in the form of such agreement previously made available to Parent and listed in Section 5.18(b) of the Seller Disclosure Letter. Seller and the Seller Subsidiaries have made available to Parent copies of all such forms currently and historically used by Seller and the Seller Subsidiaries since January 1, 2011. To Seller's knowledge, no Person has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by such Person for Seller or the Seller Subsidiaries. To Seller's knowledge, Seller and each Seller Subsidiary have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by any of Seller and the Seller Subsidiaries, or purported to be held by any of Seller and Seller Subsidiaries.

          (c)   To Seller's knowledge, since January 1, 2011, no Person has materially infringed, misappropriated, or otherwise violated, and no Person is currently materially infringing, misappropriating or otherwise violating, any Seller Intellectual Property. Neither Seller and the Seller Subsidiaries, nor Seller Intellectual Property, are party to, or to Seller's knowledge subject to, any Proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by Seller or the Seller Subsidiaries, or which may affect the validity, use or enforceability of any Seller Intellectual Property. To the knowledge of Seller, (i) no Person has any basis for claiming any right, title or interest in and to any Seller Intellectual Property other than license rights granted by Seller and the Seller Subsidiaries, and (ii) no such claim is currently pending or has been threatened since January 1, 2011.

          (d)   To Seller's knowledge, the conduct of the business of Seller and the Seller Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property or Intellectual Property Rights of any other Person in any material respect. No infringement, misappropriation or similar claim or litigation is or, since January 1, 2011, has been pending or, to Seller's knowledge, threatened against Seller or any Seller Subsidiary. Since January 1, 2011, none of Seller or the Seller Subsidiaries has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Rights of another Person. Since January 1, 2011, neither Seller nor any Seller Subsidiary has received any notice that it, or the conduct of the business of Seller and the Seller Subsidiaries, is in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) under any Intellectual Property Rights, license or other agreement to use Intellectual Property.

          (e)   Seller and the Seller Subsidiaries have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source Code, other than disclosures to employees and consultants involved in the development of Seller Intellectual Property that has been duly assigned to Seller or the Seller Subsidiaries (or, with respect to employees, who have signed the documents specified in clauses (x) and (y) of Section 5.18(b) above). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller or the Seller Subsidiaries of any Seller Source Code, other than disclosures to authorized employees and consultants involved in the development of Seller Intellectual Property. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Seller Source Code.

          (f)    Section 5.18(f) of the Seller Disclosure Letter identifies all Open Source Materials that (i) in combination with any software owned by Seller or any Seller Subsidiaries, are distributed by Seller or the Seller Subsidiaries to customers or other third parties (other than its contractors hired to develop, host or maintain Seller Intellectual Property) or (ii) Seller or any Seller Subsidiary has incorporated into or combined with any Seller Source Code or of which any Seller Source Code is a derivative work; and identifies the licenses under which such Open Source Materials were used. Seller and the Seller Subsidiaries are in compliance with the terms and conditions of all licenses for the Open Source Materials (including Open Source Materials that are not listed in Section 5.18(f) of the Seller Disclosure Letter). Section 5.18(f) of the Seller Disclosure Letter describes, in reasonable detail, the manner in which such Open Source Materials were used (such description shall include whether, and, if so, how, the Open Source Materials were modified and/or distributed by Seller or the Seller Subsidiaries). Seller and the Seller Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Source Code or other Seller Intellectual Property, (ii) distributed Open Source Materials, or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for Seller or the Seller Subsidiaries with respect to any Seller Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Seller Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

          (g)   Seller and each Seller Subsidiary has implemented and maintains a security plan that, taken as a whole, is within current industry standards for similarly situated companies in the commercial/consumer finance industry. To the knowledge of Seller, Seller and the Seller Subsidiaries have not experienced any material breach of security or unauthorized access by third parties to the confidential information in the possession, custody or control of Seller and the Seller Subsidiaries.

          (h)   Except as disclosed in Section 5.18(h) of the Seller Disclosure Letter, in each case to Seller's knowledge, the IT Systems of Seller and the Seller Subsidiaries (i) are adequate in all material respects for their intended use and for the operation of the business as currently operated, and as currently contemplated to be operated as set forth in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room (except with respect to (1) developments, changes, improvements, and extensions of the software owned by Seller or the Seller Subsidiaries outlined in or contemplated by the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room and/or that would be made by Seller and the Seller Subsidiaries in the ordinary course of business and (2) commercially available third party software that will need to be licensed, or for which additional licenses will need to be obtained, and information technology related hardware that will need to be purchased to implement changes to the Seller IT Systems contemplated in the "IT Roadmap" and "Information Technology Strategic Plan" provided in the Data Room), by Seller and the Seller Subsidiaries, (ii) materially comply with the descriptions thereof provided in the Data Room, (iii) are in good working condition, (iv) (A) are free of all known viruses, worms and Trojan horses and (B) do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems of Seller and the Seller Subsidiaries, and (v) only includes Intellectual Property that is (w) developed by employees of Seller and the Seller Subsidiaries within the scope of their employment, (x) developed by independent contractors who have assigned their rights to Seller and the Seller Subsidiaries pursuant to enforceable written agreements, (y) acquired by Seller and the Seller Subsidiaries from a third party who has assigned all Intellectual Property Rights and ownership of all software that it has developed for or on behalf of Seller and the Seller Subsidiaries, or (z) software licensed by Seller or the Seller Subsidiaries from a third party under an agreement (including a click-through or open source license agreement).

          (i)    Seller and the Seller Subsidiaries possess all Seller Source Code and documentation included in Seller Intellectual Property, which Seller Source Code and documentation is reasonably sufficient to allow a computer programmer of reasonable skill to compile such Seller Source Code into an object code version identical to the object code versions currently operated by Seller and the Seller Subsidiaries without materially relying on the special knowledge or memory of any third party.

          (j)    For purposes of this Agreement:

              (i)  "Intellectual Property" means all U.S. and foreign: (A) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all inventions, invention disclosures, improvements, and technology (whether patentable or not), (B) trademarks, service marks, trade names, logos, service names, brand names and trade dress rights, whether registered or unregistered, whether federal, state, or common Law, and all registrations and applications to register any of the foregoing with any agency or authority, and the goodwill relating thereto and of any business symbolized by any of the foregoing, (C) copyrights, whether registered or unregistered, and all applications, registrations and renewals thereof and mask work rights, (D) internet domain name registrations and applications therefor, and all original works of authorship, (E) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, (F) technical information, proprietary documentation and know-how, (G) computer programs, Source Code, executable code, whether embodied in software, firmware or otherwise, applets, compilers, user interfaces, application programming interfaces, data, data structures, databases, data compilations and collections, and related documentation.

             (ii)  "Intellectual Property Rights" means all assignments, licenses, rights and causes of action in Intellectual Property, including but not limited all rights to past damages;

            (iii)  "Registered Intellectual Property" means all Intellectual Property that is the subject of an issued registration or pending application for registration and that is owned by, or registered or currently applied for under the name of, exclusively licensed to, or held for the benefit of, any of Seller or the Seller Subsidiaries;

            (iv)  "Seller Intellectual Property" means all Intellectual Property owned or purported to be owned by Seller or the Seller Subsidiaries, including but not limited to the Registered Intellectual Property and the Seller Source Code;

             (v)  "Source Code" means any software source code or any material proprietary information or algorithm contained in or relating to any software source code;

            (vi)  "Open Source Materials" means software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License);

           (vii)  "Seller Source Code" means any Source Code owned by, purported to be owned by, or created for, Seller or the Seller Subsidiaries; and

          (viii)  "IT Systems" means, collectively, any electronic data or information processing, collection, evaluation, distribution, record keeping, communication, telecommunication, display, storage, or management, and other computer systems (including all software, firmware, hardware and related documentation) and Internet websites and related content.

        5.19    Insurance.    Section 5.19 of the Seller Disclosure Letter lists each of the insurance policies of Seller and the Seller Subsidiaries currently in effect (the "Insurance Policies"). All such Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, neither Seller nor any Seller Subsidiary is in material default thereunder, and neither Seller nor any Seller Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof. Neither Seller nor any Seller Subsidiary has received any written notice of cancellation or termination with respect to any such Insurance Policy.

        5.20    Opinion of Financial Advisor.    The Seller Board has received the opinion of Seller's Financial Advisor to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Offer Price and the Merger Consideration is fair to the Seller Stockholders (other than Parent or any of its Affiliates) from a financial point of view. A signed copy of each such opinion will be made available to Purchaser for informational purposes only promptly following the date of this Agreement.

        5.21    Schedule 14D-9.    Seller represents that the Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.

        5.22    Certain Compensation Arrangements.    The Seller Board has determined that each of the members of the Seller Compensation Committee are, and Seller represents and warrants that each of the members of the Seller Compensation Committee are and at the Acceptance Time will be, "independent directors" as defined in NASDAQ Listing Rule 5605(a)(2) and eligible to serve on the Seller Compensation Committee under the Exchange Act and the rules and regulations thereunder and the NASDAQ Listing Rules. On or before the date hereof, the Seller Compensation Committee approved each Seller Compensation Arrangement as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an "Approved Seller Compensation Arrangement"), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Seller Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. Each Approved Seller Compensation Arrangement in existence as of the date hereof is listed on Section 5.22 of the Seller Disclosure Letter. As used in this Agreement, "Seller Compensation Arrangement" means (i) any employment agreement, severance agreement, change-in-control agreement, or retention agreement between Seller or a Seller Subsidiary and any officer, director or other Seller Stockholder or such Seller

Subsidiary, and any severance or change-in-control arrangement or policy maintained by Seller, and any amendments thereto entered into during the 12 months immediately before the date hereof, (ii) any Seller Stock Options and Seller Restricted Stock Units and (iii) the Contribution Agreement.

        5.23    Environmental Liability.    There are, and have been, no material claims, investigations, or Proceedings pending or, to Seller's knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or any Seller Subsidiary, of any liability or obligation arising under the Law.

        5.24    Affiliate Transactions.    Except for (a) employment-related agreements filed or incorporated by reference as an exhibit to the Seller SEC Documents or (b) Seller benefit plans, Section 5.24 of the Seller Disclosure Letter sets forth a correct and complete list of the agreements that are in existence as of the date of this Agreement between Seller or any of the Seller Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of either Seller or any of the Seller Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer's or director's immediate family members or any trusts with respect to which such officer or director or any of such officer's or director's immediate family members, is a beneficiary or serves as a trustee, or (ii) record or beneficial owner of more than 5% of the shares of Seller Common Stock as of the date hereof, or (iii) to the knowledge of Seller, any Affiliate of any such officer, director or owner (other than Seller or any Seller Subsidiary).

        5.25    Waiver or Termination of Rights.    Neither Seller nor any Seller Subsidiary at any time during the two (2) year period prior to the date of this Agreement has terminated or waived any rights under any confidentiality, "standstill," nonsolicitation or similar agreement with any third party to which Seller or any Seller Subsidiary is or was a party or under which Seller or any Seller Subsidiary has or had any rights.

        5.26    Leases.

          (a)   Seller or a Seller Subsidiary, as the case may be, is the sole legal and beneficial owner of all right, title and interest in and to (i) each Lease to which it is a party, and (ii) the underlying leased property and/or equipment that is the subject thereof (the "Leased Property or Equipment").

          (b)   Seller or a Seller Subsidiary is in physical possession of all Lease Files for each Lease. All Lease Files (i) are correct and complete in all material respects and (ii) contain all of the Lease Documents necessary to enforce the rights of Seller or a Seller Subsidiary, as the case may be, with respect to each Lease.

          (c)   All of the Leases are either (i) consistent, in all material respects, with the form(s) thereof provided in the Data Room, or (ii) dealer forms that (x) have been approved by Seller's management and (y) do not contain any terms that are materially less favorable to Seller or the Seller Subsidiary party thereto than the form(s) of Lease provided in the Data Room.

          (d)   Each Lease is the legal, valid and binding obligation of the Lessee thereunder and is enforceable in accordance with its terms. No Lease is subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. None of the execution of this Agreement by Seller, the performance of Seller of any of its obligations, covenants or agreements under this Agreement or the consummation of the transactions contemplated by this Agreement (i) require the consent of any other party to such Lease, (ii) do not, and will not, cause or result in a breach or default under any Lease Documents, or (iii) otherwise cause any Lease Documents to cease to be legal, valid, binding or enforceable, or in full force and effect, in accordance with its terms. There are no disputes pending or, to the Seller's knowledge, threatened with respect to any Lease, and neither Seller nor any Seller Subsidiary has received written notice of any of the foregoing or of the intention of any other party to Leases aggregating more than one percent (1%) of the total receivables due in installments under current Leases to terminate such Leases (nor, to the Seller's knowledge, is any such party threatening to do so).

          (e)   Seller and the Seller Subsidiaries have complied, in all material respects, with their respective obligations to the Lessees under the Leases. Neither Seller nor any Seller Subsidiary is in default or material breach under any Lease Document. Each Lease was originated by Seller or a Seller Subsidiary and each Lease was approved by Seller or a Seller Subsidiary in accordance with its then applicable credit policies and established approval processes. No provision of any Lease Document has been waived, modified, or altered in any respect that is materially adverse to Seller.

          (f)    As of the date hereof, none of the Leased Property or Equipment is subject to any proceedings instituted by any applicable Governmental Authority that would materially and adversely affect the value of such Leased Property or Equipment or would reasonably be expected to result in a material liability to Seller and the Seller Subsidiaries, taken as a whole. None of Seller or any Seller Subsidiary, and, to Seller's knowledge, no other Person, has engaged in fraud or has made any material and intentional misrepresentation with respect to any Lease.

          (g)   Neither Seller nor any Seller Subsidiary provides any repair, maintenance or other services, nor have they provided any warranty, guaranty, indemnity or similar arrangement or agreement, with respect to any Leased Property or Equipment.

          (h)   The allowance for credit losses and credit quality reflected on the Seller Balance Sheet as further described in the notes thereto and on the Seller balance sheet as of October 31, 2014 included in Section 5.26(h) of the Seller Disclosure Letter were adequate as of the respective dates thereof, in each case in accordance with GAAP.

          (i)    As of the date hereof, there are no material outages, failures or malfunctions of Seller's and the Seller Subsidiaries' automated servicing and collection system, including, without limitation, in respect of application tracking, invoicing, payment processing, automated collection queuing, portfolio evaluation, report writing, payment processing or the direct withdrawal of lease or contract payments from a Lessee's bank account.

        5.27    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article V, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or any Seller Subsidiary or with respect to any other information provided to Parent in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1    Conduct of Business Pending the Effective Time.    At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Letter or as expressly permitted elsewhere in this Agreement, Seller shall, and shall cause each Seller Subsidiary to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws (including the rules of NASDAQ, excluding any stockholder voting requirements contained therein) and accounting standards (including GAAP), and use commercially reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller or any Seller Subsidiary. Furthermore, except as set forth in Section 6.1 of the Seller Disclosure Letter, Seller agrees not to take any of the following actions (and to cause each Seller Subsidiary not to take such actions) without the prior written consent of Parent:

          (a)   amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

          (b)   (i) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or any Seller Subsidiary or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Seller Common Stock or the value of Seller or any Seller Subsidiary or any part thereof, provided that none of the foregoing shall prohibit the issuance of Seller Common Stock upon the exercise of Seller Stock Options or the settlement of Seller Restricted Stock Units, in each case outstanding as of the date of this Agreement, or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

          (c)   grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, "phantom" stock awards or other similar rights that are linked to the value of Seller Common Stock or the value of Seller or any Seller Subsidiary or any part thereof (whether or not pursuant to the Seller Stock Plan);

          (d)   (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Seller Disclosure Letter, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-executive officer employees, and not to exceed $250,000 in the aggregate) of, or enter into or amend any employment or severance agreement with (or pay any amounts under any Seller Plans) any Seller Personnel, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice, and not to exceed $250,000 in the aggregate (including grants of bonuses to new hires), to any Seller Personnel, (iii) adopt any new Seller Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Plan (except for amendments required by Law to be effected prior to the Effective Time), or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Seller Personnel or grant or amend any award under any Seller Plan (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, (v) grant to any Seller Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, (vi) hire or otherwise employ any individual other than in the ordinary course of business consistent with past practice or (vii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

          (e)   (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, other than such cash dividends as are expressly described in or permitted by Section 6.1(e) of the Seller Disclosure Letter, but in all cases, subject to the terms thereof (or distributions from a wholly-owned Seller Subsidiary to another Seller Subsidiary or to Seller), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Seller or any Seller Subsidiary, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Seller Stock Options or the settlement of Seller Restricted Stock Units outstanding on the date of this Agreement;

          (f)    (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Seller or any Seller Subsidiary or (ii) mortgage or pledge any of the property or assets of Seller or any Seller Subsidiary, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the ordinary course of business consistent with past practice;

          (g)   except in the ordinary course of business consistent with past practice, enter into, or amend or terminate any Seller Contract, Lease or any Seller Real Property Lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below); provided that in no event shall Seller or any Seller Subsidiary enter into any contracts that require or involve the payment by Seller or any Seller Subsidiary of more than $100,000 individually or $250,000 in the aggregate;

          (h)   make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

          (i)    (A) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) or (B) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (B), in the ordinary course of business consistent with past practice; provided that no acquisitions that would reasonably be expected to make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

          (j)    write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller or any Seller Subsidiary other than in the ordinary course of business and in accordance with GAAP;

          (k)   create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement or amend or modify any existing arrangement having the economic effect of any of the foregoing, except for (i) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (ii) any indebtedness owed to Seller by any of its direct or indirect wholly-owned Seller Subsidiaries; or (iii) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $250,000 in the aggregate. The foregoing shall not restrict Seller and each Seller Subsidiary from incurring indebtedness in connection with its lease business that complies with the terms of the Seller Credit Facility.

          (l)    change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent registered accountants;

          (m)  (i) modify or amend in a manner that is adverse in a material respect to Seller or any Seller Subsidiary, or accelerate, terminate or cancel, any Seller Contract or Lease, (ii) enter into, amend or modify any agreement with Persons that are Affiliates, or (iii) enter into, extend or renew any contract which, if executed before the date of this Agreement, would have been required to be disclosed pursuant to Section 5.15, other than, in each case, in the ordinary course of business consistent with past practice;

          (n)   transfer or license on an exclusive basis to any Person any rights to Seller Intellectual Property;

          (o)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any Seller Subsidiary;

          (p)   form any Subsidiary;

          (q)   settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

          (r)   knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

          (s)   authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

        6.2    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time:

          (a)   Seller and each Seller Subsidiary will retain all books, documents and records necessary for the preparation of Tax Returns (including previously filed Tax Returns).

          (b)   Seller shall deliver to Purchaser at or before the expiration of the Offer, and at such other times as reasonably requested by Purchaser, a certificate, in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying that Seller has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1    Third Party Consents and Regulatory Approvals.

          (a)   Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents or in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and each of Parent, Purchaser and Seller further agrees to take all steps necessary to cause, respectively, the Offer Documents or the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Seller Stockholders, in each case, as and to the extent required by applicable federal securities Laws.

          (b)   Subject to the terms and conditions of this Agreement, each of Parent, Purchaser and Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger) as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all material consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, Orders and approvals (provided that in no event shall Seller or any of the Seller Subsidiaries be required to pay before the Effective Time any fee, penalty or other consideration to any third party for any consents or approvals required under any contract for the consummation of the transactions contemplated by this Agreement). In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof,

  (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Offer or Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (c)   To the extent permissible under applicable Law, each of Parent, Purchaser and Seller shall, in connection with the efforts referenced in Section 7.1(b) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

          (d)   Notwithstanding the foregoing, nothing in this Agreement shall require Parent to propose, negotiate, offer to commit or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, such assets or businesses of Seller or the Seller Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking;

          (e)   Notwithstanding anything in this Agreement to the contrary, Seller shall not, without the consent of Parent, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 7.1(d).

        7.2    No Solicitation.

          (a)   Immediately upon execution of this Agreement, Seller shall, and shall cause the Seller Subsidiaries and its and their respective directors, officers and employees to, and shall use its best efforts to cause all of its and their respective other Representatives to (i) cease immediately and cause to be terminated any and all existing activities, discussions, negotiations or offer pending on the date of this Agreement that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last 12 months for the purposes of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Seller shall not, and shall cause Seller Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant permission under, (A) any standstill provision in any agreement to which Seller or any of the Seller Subsidiaries is a party or (B) any confidentiality provision in any agreement to which Seller or any of Seller Subsidiaries is a party and shall use reasonable best efforts to enforce its rights thereunder; provided, that (x) this clause (B) shall not prohibit any waiver, amendment, modification or permission under a confidentiality provision entered into in connection with the ordinary course operation of Seller's business that does not, and would not reasonably be expected to, facilitate or encourage a possible Acquisition Proposal, and (y) notwithstanding anything to the contrary in this Agreement, before the Acceptance Time, Seller may, to the extent the Seller Board determines in good faith, after consultation with Seller's outside legal counsel, that the enforcement of any confidentiality, standstill or similar agreement would reasonably be likely to be inconsistent with its fiduciary obligations under applicable Law, not enforce any such agreement to which the Seller or any Seller Subsidiary is a party; provided, in each case, that Seller has not breached and is not in breach of, and the taking of such actions would not result in a breach by Seller of, this Section 7.2. Except to the extent otherwise permitted by the proviso in the foregoing sentence, Seller shall, and shall cause Seller Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

          (b)   Seller shall not, and shall cause the Seller Subsidiaries and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause all of its and their respective other Representatives not to, (i) directly or indirectly initiate, solicit, or knowingly encourage or knowingly facilitate any inquiries regarding, or the submission of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Parent or Purchaser) in connection with, or take any other action intended to, or that would reasonably be expected to, facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.2(c)), or (iv) approve or recommend an Acquisition Proposal. Without limiting any of the foregoing, it is agreed that any violation of the restrictions on Seller set forth in this Section 7.2 by any Seller Subsidiary or any director, officer or employee of Seller or any of the Seller Subsidiaries (or any other Representative of Seller or any of the Seller Subsidiaries that is authorized, instructed, sanctioned or knowingly encouraged or caused to act by Seller or any Seller Subsidiary) shall be conclusively deemed a breach of this Section 7.2 by Seller.

          (c)   Notwithstanding anything to the contrary in Section 7.2(a) or Section 7.2(b) or any other provision of this Agreement, at any time prior to the Acceptance Time, if Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.2 and the Seller Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (ii) the failure to so respond to such

  Acquisition Proposal would reasonably be likely to result in a breach of its fiduciary duties to the Seller Stockholders under applicable Law, Seller may take the following actions: (A) furnish information with respect to Seller and/or any Seller Subsidiary to the third party making such Acquisition Proposal (a "Qualified Bidder"); provided Seller first receives from the Qualified Bidder a duly executed Acceptable Confidentiality Agreement, and provided further that Seller concurrently provides or makes available to Parent any information concerning Seller or the Seller Subsidiaries provided to such third party which was not previously provided to Parent and (B) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.2(c) by any Representatives of Seller shall be deemed to be a breach by Seller of this Section 7.2. Seller shall promptly notify Parent if Seller furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 7.2(c).

          (d)   Except as otherwise provided in Section 7.2(e) and Section 7.2(f), neither the Seller Board nor any committee of the Seller Board may (i)(A) withhold, withdraw, change, qualify, or modify in any manner adverse to Parent or Purchaser the Seller Recommendations, or propose publicly to withdraw, qualify or modify in any manner adverse to Parent or Purchaser, the Seller Recommendations (or any portion thereof), or resolve to take any such action, (B) approve, adopt, endorse or recommend, or propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal or resolve to take any such action, (C) following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to the Seller Stockholders, fail to issue a press release reaffirming the Seller Recommendations within five (5) Business Days after a written request by Parent to do so (or, if earlier, by the second Business Day prior to the then-scheduled expiration date of the Offer) or (D) fail to include the Seller Recommendations in the Schedule 14D-9 when disseminated to the Seller Stockholders (any of the foregoing, an "Adverse Recommendation Change") or (ii) approve, or authorize, cause or permit Seller or any Seller Subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 7.2) (an "Acquisition Agreement"), or resolve, agree or publicly propose to take any such action.

          (e)   If Seller Board receives a Superior Proposal that did not result from a breach of this Section 7.2(e), provided that Seller Board determines, in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would violate its fiduciary duties under applicable Law, the Seller Board may make an Adverse Recommendation Change and/or Seller may terminate this Agreement in order to enter into a definitive agreement relating to such Superior Proposal pursuant to Section 9.1(h) and subject to compliance with Section 9.2(b); provided that prior to so making an Adverse Recommendation Change or terminating this Agreement, (i) Seller gives Parent at least three (3) Business Days' prior written notice of its intention to take such action, specifying, in reasonable detail, the reasons therefor, and the material terms and conditions of, and the identity of the Person making, any such Superior Proposal and a copy of the Superior Proposal and any proposed Acquisition Agreements and financing commitments relating thereto, (ii) Seller negotiates, and uses reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (iii) upon the end of such notice period, Seller Board considers in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and determines, in good faith, after consultation with outside counsel and its financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal even if the revisions proposed by Parent were to be given effect and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Seller shall, in each case, deliver to Parent an additional notice consistent with that described in clause (i) of this proviso and a new notice period under clause (i) of this proviso shall commence (except that the three Business Day notice period referred to in clause (i) of this proviso shall instead be equal to the longer of (A) two Business Days and (B) the period remaining under the notice period under clause (i) of this proviso immediately prior to the delivery of such additional notice under this clause (iv)) during which time Seller shall be required to comply with the requirements of this Section 7.2(e) anew with respect to such additional notice, including clauses (i) through (iv) of this proviso; provided further, that notwithstanding anything to the contrary herein, neither Seller nor any Seller Subsidiary shall enter into any Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

          (f)    In addition, and notwithstanding the foregoing, at any time before the Acceptance Time, the Seller Board may, in response to an Intervening Event, effect an Adverse Recommendation Change under clause (A) or (D) of the definition thereof if, and only if, Seller Board has concluded in good faith, after consultation with its outside counsel and its financial advisor, that the failure to take such action would violate its fiduciary duties under applicable Law; provided that, the Seller Board shall not be entitled to take such action pursuant to this sentence unless Seller has (x) provided to Parent at least five (5) Business Days' prior written notice advising Parent that the Seller Board intends to take such action and describing in reasonable detail the Intervening Event and the reasons for taking such actions, (y) during such five (5) Business Day period, if requested by Parent, engages (and uses reasonable best efforts to cause its Representatives to engage) in good faith negotiations with to enable Parent to propose revisions to the terms of this Agreement such that it would permit Seller Board not to make an Adverse Recommendation Change pursuant to this Section 7.2(f), and (z) upon the end of such five (5) Business Day period, Seller Board shall consider in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and following the fulfillment of its obligations under clauses (x), (y) and (z) of this Section 7.2(f) nevertheless determines, in good faith, after consultation with outside counsel and its financial advisor, that Seller Board's failure to make an Adverse Recommendation Change under clause (A) or (D) of the definition thereof would reasonably be expected to violate its fiduciary duties under applicable Law. Any such Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Seller Board, nor shall any Adverse Recommendation Change have the effect of causing any state (including Massachusetts) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.

          (g)   From and after the execution of this Agreement, Seller shall notify Parent promptly (but in any event within forty-eight (48) hours) of the receipt of any inquiries, proposals or expressions of interest with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, together with all material terms and conditions thereof (including an unredacted copy or, if such Acquisition Proposal is not in writing, a written description of such material terms and conditions) and the identity of the Person such inquiry, proposal or expression of interest. Seller shall (i) keep Parent reasonably informed of the status (including any material change to the financial terms, conditions, or other material terms) of any such inquiries, proposals or expressions of interest, and any related negotiations or discussions, with respect to an Acquisition Proposal, on a reasonably current basis (and otherwise no later than 24 hours after the occurrence of any material occurrence, change, development, discussion or negotiations) and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material relating to any Acquisition Proposal or, where no such written materials are available, a summary of the material terms and conditions thereof). Seller shall not, and shall cause the Seller Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement, and neither Seller nor any Seller Subsidiary is party to any agreement, in each case that prohibits from providing any information to Parent in accordance with, or otherwise complying with, this Section 7.2.

          (h)   Nothing in this Section 7.2 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Seller Board or a committee of the Seller Board, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law (it being understood that any such compliance with Rule 14e-2 or Item 1012(a) may constitute an Adverse Recommendation Change). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Seller that describes Seller's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Seller Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Seller Stockholders, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

          (i)    For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 66 2/3% for these purposes) made by a third party (A) on terms which Seller Board determines, in good faith, after consultation with outside counsel and its financial advisor, are more favorable to the Seller Stockholders from a financial point of view than the Transaction, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement and (B) that Seller Board determines is reasonably likely to be completed on a timely basis on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

          (j)    For purposes of this Agreement, "Acquisition Proposal" means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions, whether or not in writing, involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving Seller, pursuant to which any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the holders of Seller Common Stock (as a group) immediately before the consummation of such transaction, would hold securities representing 15% or more of the voting power of Seller after giving effect to the consummation of such transaction, (ii) a direct or indirect sale, lease (other than any purchase of assets from dealers or any lease of assets to customers in the Seller's ordinary course of business), license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of Seller and the Seller Subsidiaries, taken as a whole, (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of "beneficial ownership" (for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or any Seller Subsidiary, (iv) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Seller or any Seller Subsidiary or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Seller or any Seller Subsidiary; provided that the term "extraordinary dividend" will not include quarterly dividends paid in the ordinary course of business on the Seller Common Stock in amounts not exceeding $0.08 per share, or (v) any combination of the foregoing; provided that the term "Acquisition Proposal" shall not include the Offer and the Merger or the other transactions contemplated by this Agreement.

        7.3    Access to Information.

          (a)   Until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Seller shall, and shall cause each of the Seller Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access without undue interruption during normal business hours to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants' work papers. Seller also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller's business, properties, prospects and personnel as Parent or Purchaser may reasonably request. Neither Seller nor any of the Seller Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law, Order or binding agreement entered into before the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In furtherance of the foregoing, no information identifying individual employees or consultants of Seller or any Seller Subsidiary or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Seller Disclosure Letter) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Seller and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

          (b)   With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

        7.4    Employment and Benefit Matters.

          (a)   Subject to the accuracy and completeness of Seller's representation set forth in Section 5.13, for twelve (12) months following the Effective Time, Parent agrees to cause the Surviving Corporation to provide to each Seller Personnel who remains employed after the Effective Time (collectively, the "Seller Employees") hourly wages, base salary, cash incentive opportunities, health and other welfare benefit plans, programs and arrangements (in each case excluding equity compensation and any defined benefit plan) that are substantially comparable, in the aggregate, to the compensation, wages, salary, cash incentive opportunities, health and other welfare benefit plans, programs and arrangements (in each case excluding equity compensation and any defined benefit plan) provided to such Seller Personnel immediately before the Effective Time. Parent shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Seller Employees are entitled to participate to treat, the service of Seller Employees with Seller or any Seller Subsidiary attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for all eligibility to participate and vesting purposes. Without limiting the foregoing, Parent shall use reasonable efforts to cause the Surviving Corporation to waive any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Surviving Corporation with respect to Seller Employees and their eligible dependents, to the extent waived under the corresponding plan in which Seller Employees participated immediately before the Acceptance Time, and any deductibles paid by Seller Employees under any of Seller's or the Seller Subsidiaries' health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of the Surviving Corporation or any Subsidiary of the Surviving Corporation. Except as provided in the Seller Compensation Arrangements or any employment agreements entered into by Seller Employees with Parent or Purchaser, Seller Employees shall be considered to be employed by Parent "at will" and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.

          (b)   Subject to Section 7.4(a) hereof, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller.

          (c)   Nothing in this Section 7.4, expressed or implied, shall confer upon any Seller Personnel (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Section 7.4 are for the sole benefit of the parties hereto and are not for the benefit of any third party.

        7.5    Directors' and Officers' Indemnification and Insurance.

          (a)   Parent and Purchaser agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and the Seller Subsidiaries (each, an "Indemnified Party") provided for in the respective organizational documents of Seller or the Seller Subsidiaries (as the case may be), in effect as of the date hereof, shall continue in full force and effect (and with respect to Seller, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Acceptance Time. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any Indemnified Party in respect of actions or omissions occurring at or before the Acceptance Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided that, in the event any claim or claims are asserted or made either before the Acceptance Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b)   Before the Effective Time, Seller shall, to the fullest extent permitted under applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time until the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of Seller and each Subsidiary of Seller (collectively, the "Covered Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, investigation or Proceeding (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Acceptance Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, investigation or Proceeding, (i) Seller or Parent and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, investigation or Proceeding, (ii) if Seller, Parent or the Surviving Corporation (or counsel selected by the applicable insurer of Seller or the Surviving Corporation) does not elect to control the defense of such claim, investigation or Proceeding, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Seller or to Parent and the Surviving Corporation, as the case may be, and Seller or Parent and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of Seller, Parent or the

  Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

          (c)   At or before the Effective Time, Seller shall purchase directors' and officers' liability insurance (which by its terms shall survive the Offer and the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time on terms acceptable to Seller, so long as the aggregate cost of such insurance is less than 300% of the annual premium paid by Seller currently for its existing directors' and officers' liability insurance. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

          (d)   The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).

          (e)   In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.

        7.6    Financing.    Parent shall use its best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Purchaser to obtaining the Cash Merger Funds set forth in the Commitment Letter that are within their control, and (iii) consummate the funding of the Cash Merger Funds at or prior to the Acceptance Time (with respect to amounts required to consummate the Offer) and at or prior to the Effective Time (with respect to amounts required to consummate the Merger), which may be in the form of all equity or a combination of equity and debt. Parent shall not, and shall cause Purchaser not to, without the prior written consent of Seller, amend, modify or supplement any of the conditions or contingencies to funding contained in the Commitment Letter or any other provision of the Commitment Letter, in either case, to the extent such amendment, modification or supplement would reasonably be expected to have the effect of materially adversely affecting the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement in a timely manner.

        7.7    Advice of Changes.    Parent and Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        7.8    Publicity.    Except with respect to any action taken pursuant to and in accordance with Section 7.2, so long as this Agreement is in effect, neither Parent nor Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 7.2 or any disclosure of Parent or Purchaser in response thereto or in connection therewith.

        7.9    Rule 16b-3 Actions.    Parent and Seller agree that, in order to most effectively compensate and retain those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both before and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9. Promptly after the date hereof and before the Expiration Date, Seller shall take all such steps as may be required to cause any dispositions of Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

        7.10    Rule 14d-10 Matters.

          (a)   Notwithstanding anything in this Agreement to the contrary, Seller and the Seller Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, or agreement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel unless, before such entry into, establishment, amendment or modification, the Seller Compensation Committee shall have taken all such steps as may be necessary to (i) approve each such plan, program, or agreement as an Approved Seller Compensation Arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, payment, benefit or agreement.

          (b)   In the event that, during the period ending not less than five (5) calendar days before the Expiration Date, Parent requests that the Seller Compensation Committee consider whether any plan, program, or agreement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel (each such plan, program, or any agreement, a "Post-Signing Arrangement"), would constitute a Seller Compensation Arrangement and provides Seller with such information with respect to such Post-Signing Arrangement as Seller may reasonably request, the Seller Compensation Committee will promptly, and in any event before the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Seller Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes a Seller Compensation Arrangement, at such meeting the Seller Compensation Committee shall take all such steps as may be necessary to (i) approve such plan, program, or agreement as an Approved Seller Compensation Arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, payment, benefit, or agreement.

          (c)   At the time of any action by the Seller Compensation Committee described in this Section 7.10, each member of the Seller Compensation Committee shall be an "independent director" in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

        7.11    Takeover Laws.    If any "control share acquisition," "fair price" or other anti-takeover Laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to Seller, the Offer, the acquisition of Shares pursuant to the Offer, the Top-Up Option, the Merger, the Contribution Agreement, the Tender and Support Agreement or any other transaction contemplated hereby, then the Seller Board shall take all action necessary to render such statute inapplicable to the foregoing.

        7.12    Notification of Certain Litigation.    Seller shall notify Parent within twenty-four (24) hours if and after it receives notice of any claims, investigations or Proceedings instituted or threatened against Seller or any of its directors, officers or Affiliates, including by any Seller Stockholder, before any court or Governmental Authority relating to this Agreement, the Contribution Agreement, the Tender and Support Agreement, the Merger or the other transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Seller shall consult with Parent regarding the defense or settlement of any such claims, investigations or Proceedings and shall consider Parent's views with respect thereto.

        7.13    Credit Facility Cooperation.

          (a)   Seller shall, and shall cause the Seller Subsidiaries to, and use all commercially reasonable efforts to cause its and the Seller Subsidiaries' respective Representatives to, use all commercially reasonable efforts to provide to Parent and Purchaser such cooperation as may be customary and reasonably requested by Parent in connection with the syndication of the Amended Credit Facility, including by assisting in preparations for, and participating upon reasonable advance notice in, a reasonable number of meetings and calls with prospective lenders and financial institutions who may participate in such syndication.

          (b)   Seller hereby consents to the use of its and the Seller Subsidiaries' logos in connection with the marketing or syndication of the Amended Credit Facility; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or the Seller Subsidiaries or the reputation or goodwill of Seller or the Seller Subsidiaries.

        7.14    Additional Agreements.    In case at any time after the Acceptance Time (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE
CONSUMMATION OF THE MERGER

        8.1    Conditions.    The respective obligations of Parent, Purchaser and Seller to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a)    Seller Stockholder Approval.    Seller Stockholder Approval shall have been obtained, if and to the extent required by applicable Laws.

          (b)    Purchase of Common Shares.    Purchaser shall have accepted for payment, or caused to be accepted for payment, Shares validly tendered and not withdrawn pursuant to the Offer in accordance with the terms hereof and thereof.

          (c)    Other Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated.

          (d)    No Injunctions or Restraints; Illegality.    No Order issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Law or Order shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.

 ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        9.1    Termination.    This Agreement may be terminated and the Transaction may be abandoned at any time before the Effective Time, whether before or after Seller Stockholder Approval:

          (a)   by mutual written consent of Seller and Parent;

          (b)   by Seller before the commencement of the Offer, if Purchaser fails to commence the Offer as provided in Article I; provided that Seller may not terminate this Agreement pursuant to this Section 9.1(b) if such failure to commence the Offer resulted from the breach of this Agreement by Seller;

          (c)   by Parent or Seller if (i) the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent and Purchaser to extend the Offer pursuant to Section 1.1(c) or to provide one or more subsequent offering periods pursuant to Section 1.1(e)) without the Acceptance Time having occurred; provided that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to any party if the failure of any of the Tender Offer Conditions or Purchaser's not having accepted for payment any Shares pursuant to the Offer is the result of such party's failure to fulfill any obligation under this Agreement or (ii) Purchaser shall not have accepted for payment the Shares tendered pursuant to the Offer in accordance with the terms hereof and of the Offer on or before 9:30 a.m. Eastern time on the date that is 120 days from the date of this Agreement (the "Outside Date");

          (d)   by either Parent or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transaction; provided that the party seeking to terminate this Agreement shall have used its best efforts to have such Order lifted if and to the extent required by Section 7.1;

          (e)   by Parent before the Acceptance Time, in the event Seller breaches or fails to perform any representation, warranty, covenant or other agreement contained herein, which breach or failure (x) would result in any of the events set forth in clauses 3(d) through 3(g) of Annex I to occur and (y) cannot be or has not been cured by Seller prior to the earlier of (x) 30 days after the giving of written notice to Seller of such breach and (y) the Outside Date; provided that Parent and Purchaser are not then in material breach of any representation, warranty or covenant contained in this Agreement;

          (f)    by Seller before the Acceptance Time, in the event that, prior to the Acceptance Time, Parent or Purchaser shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties, in either case which breach or failure (i) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and (ii) cannot be or has not been cured by Parent or Purchaser prior to the earlier of (x) 30 days after the giving of written notice to Parent and Purchaser of such breach and (y) the Outside Date; provided that Seller is not then in material breach of any representation, warranty or covenant contained in this Agreement;

          (g)   by Parent if, before the Acceptance Time, (i) the Seller Board shall have failed to publicly recommend to the Seller Stockholders that they tender their shares into the Offer and/or vote in favor of the adoption and approval of this Agreement and approval of the Merger, including by failing to include the Seller Recommendations in the Schedule 14D-9, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, an Acquisition Proposal, or failed to recommend that the Seller Stockholders not tender their Shares pursuant to an Acquisition

  Proposal, (iv) Seller shall have breached in any material respect the provisions of Section 7.2, and such violation or breach has resulted in the receipt by Seller of an Acquisition Proposal, or (v) the Seller Board shall have resolved to do any of the foregoing; or

          (h)   by Seller if (subject to compliance with Section 9.2(b)), before the Acceptance Time, the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.2, and substantially simultaneously with such termination Seller enters into an Acquisition Agreement with respect to such Superior Proposal.

        9.2    Effect of Termination.

          (a)   In the event of a termination and abandonment of this Agreement by either Parent or Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 7.3(b) (Access to Information), this Section 9.2 (Effect of Termination), and Article X (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, none of Parent, Purchaser or Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

          (b)   In the event that:

              (i)  this Agreement is terminated by Parent pursuant to Section 9.1(g),

             (ii)  this Agreement is terminated by Seller pursuant to Section 9.1(h), or

            (iii)  (A) after the date of this Agreement, an Acquisition Proposal is made directly to the Seller Stockholders or otherwise becomes publicly known, or any Person publicly proposes or announces an intention to make an Acquisition Proposal, in each case that is not publicly withdrawn prior to the fourth Business Day prior to the final expiration date of the Offer, (B) thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 9.1(c) or by Parent pursuant to Section 9.1(e) and (C) within 12 months of such termination (1) any transaction included within the definition of Acquisition Proposal is consummated or (2) Seller or any Seller Subsidiary enters into a definitive agreement to consummate any transaction within the definition of Acquisition Proposal (whether or not involving the same Acquisition Proposal or the Person making the Acquisition Proposal referred to in clause (A) of this Section 9.2(b)(iii)); provided that, for purposes of this clause (C), all references to 15% in the definition of Acquisition Proposal shall be treated as references to 50%,

  Seller shall make a cash payment to Parent in the amount of $6,500,000 (the "Seller Termination Amount"); provided, that, in the event of a termination of this Agreement pursuant to Section 9.1(e), the Seller Termination Amount payable pursuant to Section 9.2(b)(iii) shall be reduced by the amount of any Parent Expenses that have been paid or are payable by Seller to Parent pursuant to Section 10.2. For the avoidance of doubt, in no event shall Seller be obligated to pay, or cause to be paid, the Seller Termination Amount on more than one occasion.

          (c)   If required under this Section 9.2, the Seller Termination Amount shall be paid in immediately available funds to an account designated by Parent within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided that, if the Seller Termination Amount is payable as a result of a termination pursuant to Section 9.1(h), Seller may terminate this Agreement under Section 9.1(h) only if, pursuant to and in accordance with Section 7.2(f), (i) Seller Board has received a Superior Proposal and Seller enters into a definitive agreement with respect to the applicable Superior Proposal substantially simultaneously with the termination of this Agreement and (ii) Seller has paid, or simultaneously with the termination of this Agreement pays, the fee due under this Section 9.2(c). The parties acknowledge and agree that the provisions for payment of the Seller Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement. If Seller fails to pay the Seller Termination Amount and Parent or Purchaser commences a suit which results in a final, non-appealable judgment against Seller for the Seller Termination Amount or any portion thereof, then Seller shall pay Parent and Purchaser their costs and expenses (including reasonable attorney's fees and disbursements) in connection with such suit, together with interest on the Seller Termination Amount at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 3%.

          (d)   The parties agree that, other than with respect to any willful breach of this Agreement by Seller, the payment of the Seller Termination Amount shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transaction in the event any payment of the Seller Termination Amount becomes due and payable under the terms of this Agreement, and, upon payment of the Seller Termination Amount, Seller shall have no further liability to Parent and Purchaser hereunder. In the event of any willful breach of this Agreement by Seller, the parties acknowledge and agree that Parent, Purchaser and their respective Affiliates shall be entitled to seek any and all remedies available at Law or in equity; provided, that any such losses or damages payable by Seller shall be reduced by the Seller Termination Amount to the extent paid by Seller pursuant to terms of this Agreement.

        9.3    Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the Seller Stockholders; provided that, after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the Seller Stockholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4    Extension; Waiver.    At any time before the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided that, after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the Seller Stockholders without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, condition, or other agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

 ARTICLE X
MISCELLANEOUS

        10.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

        10.2    Expenses.    All fees and expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that upon any termination of this Agreement pursuant to Section 9.1(e) (other than a termination that would not have occurred but for the failure of Parent or Purchaser to fulfill its or their obligations hereunder), then, (a) without limiting any obligation of Seller to pay any fee payable pursuant to Section 9.2(b), subject to any offset pursuant to the proviso in the penultimate sentence of Section 9.2(b), and (b) without prejudice to Parent or Purchaser's right in the event of a willful breach of this Agreement by Seller to seek any and all remedies available at Law or in equity pursuant to the last sentence of Section 9.2(d), Seller shall make a nonrefundable payment to Parent, in immediately available funds to an account designated by Parent, within two (2) Business Days after the date of such termination, in an amount equal to the lesser of (i) the amount of all Parent Expenses and (ii) $2,000,000. The term "Parent Expenses" means the aggregate amount of all fees and expenses of Parent and its Affiliates that have been paid or that may become payable in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all filing fees (including any HSR Act or antitrust filing fees).

        10.3    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

          (a)   If to Parent or Purchaser, to:

      c/o Fortress Investment Group
      1345 Avenue of the Americas, 46th Floor
      New York, NY 10105
      Fax: 917-639-9672
      Attn: General Counsel—Credit Funds

      with required copies to (which shall not constitute notice):

      Milbank, Tweed, Hadley & McCloy LLP
      1 Chase Manhattan Plaza
      New York, NY 10005-1413
      Fax: (212) 822-5003
      Attn: David E. Zeltner

          (b)   If to Seller, to:

      MicroFinancial Incorporated
      16 New England Executive Park, Suite 200
      Burlington, MA 01803
      Fax: (781) 994-4710
      Attn: President and Chief Executive Officer

      with required copies to (which shall not constitute notice):

      Edwards Wildman Palmer LLP
      111 Huntington Avenue
      Boston, MA 02199-7613
      Fax: (888) 325-9111
      Attn: Gerald P. Hendrick and Matthew C. Dallett

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. Eastern time shall be deemed to have been received at 9:00 a.m. Eastern time on the next Business Day.

        10.4    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, including Annex I, they shall be deemed to be followed by the words "without limitation." For purposes of this Agreement, Seller shall not be deemed to be an Affiliate or Subsidiary of Purchaser or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        10.5    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or "PDF" transmission.

        10.6    Entire Agreement.    This Agreement, together with the exhibits, annexes and schedules hereto, the Commitment Letter, and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement and supersede all prior understandings and other agreements, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

        10.7    Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.    This Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof. Each of the parties hereto hereby, for purposes of all claims or actions under this Agreement and the Merger, (a) expressly and irrevocably submits to the exclusive jurisdiction of (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) any United States federal court located in the Commonwealth of Massachusetts (collectively, the "Massachusetts Courts") in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the Merger contemplated by this Agreement in any court other than (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) a United States federal court sitting in the Commonwealth of Massachusetts; provided that each of the parties shall have the right to bring any action or Proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable Law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF PARENT, PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        10.8    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        10.9    Assignment; Reliance of Other Parties.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that each of Parent and Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder. Except (i) as provided in Section 7.5 (Directors' and Officers' Indemnification and Insurance) hereof and (ii) the provisions of Article I and Article III concerning payment of the aggregate Offer Price and Merger Consideration, which shall inure to the benefit of the Seller Stockholders but, before the Effective Time, may only be enforced by Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, each party hereto shall have the right to assign its rights hereunder to any financial institution providing financing as collateral therefor.

        10.10    Specific Performance.    The parties hereto agree that irreparable harm would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof (including consummation of the Offer, the Closing and the Effective Time) in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby waives the defense that a remedy at law would be adequate in any action for specific performance. If any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        10.11    Definitions.    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that (a) contains provisions that are no less favorable to Seller than those contained in the Confidentiality Agreement and (b) expressly permits Seller to comply with the provisions of Section 7.2.

        "Acceptance Time" shall have the meaning given thereto in Section 1.3(a) hereof.

        "Acquisition Agreement" shall have the meaning given thereto in Section 7.2(d) hereof.

        "Acquisition Proposal" shall have the meaning given thereto in Section 7.2(j) hereof.

        "Adverse Recommendation Change" shall have the meaning given thereto in Section 7.2(d) hereof.

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning given thereto in the preamble hereto.

        "agreement" shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

        "Amended Credit Facility" means whichever of (a) the third amended and restated Seller Credit Facility dated as of the date hereof among TimePayment Corp. and MF2 Holdings LLC as borrowers, the financial institutions party thereto as lenders and Santander Bank, N.A., as agent for such lenders or (b) the Credit Agreement dated as of the date hereof among TimePayment Corp. and MF2 Holdings LLC as borrowers and Santander Bank, N.A., as agent and lender, as is released and delivered from escrow pursuant to the Escrow Agreement, as such agreement is amended, amended and restated, supplemented or otherwise modified from time to time. For purposes of this definition, the "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among TimePayment Corp., MF2 Holdings LLC, Santander Bank, N.A. and BNY Mellon, N.A., as escrow agent, as amended, amended and restated, supplemented or otherwise modified from time to time

        "Ancillary Lease Document" means, with respect to each Lease, any lease agreement, assignment of leases and rents, security agreement, promissory note, guaranty, letter of credit, bond, assignment of deposit accounts, insurance policy, in each case, whether printed or in electronic format.

        "Appraisal Rights Provisions" shall have the meaning given thereto in Section 3.3(a) hereof.

        "Approved Seller Compensation Arrangement" shall have the meaning given thereto in Section 5.22 hereof.

        "Articles of Merger" shall have the meaning given thereto in Section 2.2 hereof.

        "Articles of Organization" shall mean the Amended and Restated Articles of Organization of Seller, as amended.

        "Book-Entry Share" and "Book-Entry Shares" shall have the meaning given thereto in Section 3.1(c) hereof.

        "Business Day" shall have the meaning given thereto in Rule 14d-1(g)(3) under the Exchange Act.

        "Bylaws" shall mean the Amended and Restated Bylaws of Seller.

        "Cash Merger Funds" shall have the meaning given in Section 4.6(b) hereof.

        "Certificate" and "Certificates" shall have the meaning given thereto in Section 3.1(c) hereof.

        "Change" shall have the meaning given thereto in the definition of "Parent Material Adverse Effect" below.

        "Closing" shall have the meaning given thereto in Section 2.2 hereof.

        "Closing Date" shall have the meaning given thereto in Section 2.2 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commitment Letter" shall have the meaning given thereto in the recitals hereto.

        "Confidentiality Agreement" shall mean that certain letter agreement by and between Seller and an Affiliate of Parent, dated as of July 25, 2014.

        "Continuing Directors" shall have the meaning given thereto in Section 1.3(c) hereof.

        "Contribution Agreement" shall have the meaning given thereto in the recitals hereto.

        "Contribution Shares" shall have the meaning given thereto in the recitals hereto.

        "Covered Parties" shall have the meaning given thereto in Section 7.5(b) hereof.

        "Data Room" shall mean the online data room hosted by SecureDocs, Inc. and managed by Seller and Seller's Financial Advisor.

        "Dissenting Shares" shall have the meaning given thereto in Section 3.3(a) hereof.

        "Dissenting Stockholders" shall have the meaning given thereto in Section 3.3(a) hereof.

        "DOJ" shall have the meaning given thereto in Section 7.1(c) hereof.

        "Effective Time" shall have the meaning given thereto in Section 2.2 hereof.

        "Employee Code of Conduct" shall have the meaning given thereto in Section 5.18(b) hereof.

        "Encumbrances" shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any Person that together with Seller would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Fund" shall have the meaning given thereto in Section 3.2(a) hereof.

        "Expiration Date" shall have the meaning given thereto in Section 1.1(b) hereof.

        "FTC" shall have the meaning given thereto in Section 7.1(c) hereof.

        "GAAP" shall mean generally accepted accounting principles.

        "Governmental Authority" shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" shall have the meaning given thereto in Section 7.5(a) hereof.

        "Insurance Policies" shall have the meaning given thereto in Section 5.19 hereof.

        "Intellectual Property" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Intellectual Property Rights" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Intervening Event" shall mean any material event, development, circumstance or occurrence arising after the date hereof that was neither known to the Seller Board nor reasonably foreseeable as of or prior to the date hereof; provided that in no event shall the receipt, existence or terms of an Acquisition Proposal (whether or not a Superior Proposal) or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event.

        "Investors" shall have the meaning given thereto in the Commitment Letter.

        "IRS" shall mean the Internal Revenue Service.

        "IT Systems" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Key Employee" shall mean each of the individuals listed in Section 10.11(1) of the Seller Disclosure Letter.

        "Law" shall mean any foreign, national, international, federal, state or local law or statute, constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

        "Lease" means a lease for property pursuant to which Seller or a Seller Subsidiary is the lessor.

        "Lease Documents" means, with respect to each Lease, the Lease itself and any Ancillary Lease Document related thereto.

        "Lease File" means, with respect to each Lease, all Lease Documents, documents relating to the origination and servicing of such Lease, third party reports, estoppels, plans and specifications, and all other agreements, correspondence, documents or instruments executed or sent in connection with a Lease, and all amendments and modifications thereof.

        "Leased Property or Equipment" shall have the meaning given thereto in Section 5.26(a) hereof.

        "Lenders" shall have the meaning given thereto in the Seller Credit Facility.

        "Lessee" means the lessee under a particular Lease.

        "made available" shall mean that such information or documentation was either (a) included in the Data Room on or before 11:59 pm (Eastern time) on December 8, 2014, or (b) filed by Seller with the SEC on the SEC's Electronic Data Gathering, Analysis, and Retrieval system.

        "Massachusetts Courts" shall have the meaning given thereto in Section 10.7 hereof.

        "MBCA" shall have the meaning given thereto in the recitals hereto.

        "Merger" shall have the meaning given thereto in the recitals hereto.

        "Merger Consideration" shall have the meaning given thereto in Section 3.1(c) hereof.

        "Minimum Condition" shall have the meaning given thereto in Annex I.

        "NASDAQ" shall mean the NASDAQ Global Market.

        "OFCCP" shall have the meaning given thereto in Section 5.14(a) hereof.

        "Offer" shall have the meaning given thereto in the recitals hereto.

        "Offer Documents" shall have the meaning given thereto in Section 1.1(f) hereof.

        "Offer Price" shall have the meaning given thereto in the recitals hereto.

        "Open Source Materials" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Order" shall mean, with respect to any Person, any order, injunction, judgment, decree, ruling, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator.

        "Outside Date" shall have the meaning given thereto in Section 9.1(c) hereof.

        "Parent" shall have the meaning given thereto in the preamble hereto.

        "Parent Expenses" shall have the meaning given thereto in Section 10.2 hereof.

        "Parent Material Adverse Effect" shall mean any change, event, circumstance, occurrence, development or effect (each, a "Change," and collectively, "Changes") that, prevents or materially delays Parent's or Purchaser's ability to perform their respective obligations under this Agreement.

        "Paying Agent" shall have the meaning given thereto in Section 3.2(a) hereof.

        "Permitted Encumbrances" shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith, (ii) statutory Encumbrances claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby, (iv) Encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (v) restrictions on the transfer of securities under applicable Laws.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

        "Post-Signing Arrangement" shall have the meaning given thereto in Section 7.10(b) hereof.

        "Proceeding" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, appellate proceeding), hearing, audit, or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

        "Proxy Statement" shall have the meaning given thereto in Section 2.6(a)(ii) hereof.

        "Purchaser" shall have the meaning given thereto in the preamble hereto.

        "Purchaser Common Stock" shall have the meaning given thereto in Section 3.1(a) hereof.

        "Purchaser Designees" shall have the meaning given thereto in Section 1.3(a) hereof.

        "Qualified Bidder" shall have the meaning given thereto in Section 7.2(c) hereof.

        "Registered Intellectual Property" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Regulatory Law" shall mean the Sherman Act, as amended, Council Regulation No. 139/2004 of the European Union, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        "Representatives" shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Parent, Purchaser or any of their respective Subsidiaries, as the case may be.

        "Sarbanes-Oxley Act" shall have the meaning given thereto in Section 5.5(a) hereof.

        "Schedule 14D-9" shall have the meaning given thereto in Section 1.2(b) hereof.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller" shall have the meaning given thereto in the preamble hereto.

        "Seller Balance Sheet" shall have the meaning given thereto in Section 5.6 hereof.

        "Seller Board" shall mean the board of directors of Seller.

        "Seller Common Stock" shall have the meaning given thereto in the recitals hereto.

        "Seller Compensation Arrangement" shall have the meaning given thereto in Section 5.22 hereof.

        "Seller Compensation Committee" shall mean the Compensation and Benefits Committee of the Seller Board.

        "Seller Contract" shall have the meaning given thereto in Section 5.15(c) hereof.

        "Seller Credit Facility" shall mean the revolving credit facility among a syndicate of banks led by Santander Bank, N.A., TimePayment Corp., a Seller Subsidiary, as borrower, and Seller, as guarantor, pursuant to that certain Second Amended and Restated Credit Agreement, dated December 21, 2012, by and among TimePayment Corp., the other financial institutions from time to time parties thereto as Lenders, and Santander Bank, N.A. (f/k/a Sovereign Bank, N.A.), as agent for the Lenders as in effect as of the date hereof and, for purposes of the Tender Offer Conditions, shall include all Loan Documents and Interest Rate Contracts, each as defined therein.

        "Seller Disclosure Letter" shall have the meaning given thereto in Article V hereof.

        "Seller Employees" shall have the meaning given thereto in Section 7.4(a) hereof.

        "Seller Financial Statements" shall have the meaning given thereto in Section 5.6 hereof.

        "Seller Governmental Approvals" shall have the meaning given thereto in Section 5.11(a) hereof.

        "Seller Intellectual Property" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Seller Law Firm" shall have the meaning given thereto in Section 10.12 hereof.

        "Seller Material Adverse Effect" shall mean any Change, individually or in the aggregate with all other Changes, that (i) has had or would reasonably be expected to have a material adverse effect on the business, assets (tangible or intangible), liabilities, operations, condition (financial or otherwise) or results of operations of Seller and the Seller Subsidiaries, taken as a whole, or (ii) prevents or materially delays Seller's ability to perform its obligations under this Agreement; provided that no Change resulting from of any of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Seller Material Adverse Effect:

            (i)  general economic conditions in the United States or any other country or region in the world, or changes in the global economy generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

          (iii)  conditions (or changes in such conditions) in the industries in which Seller and the Seller Subsidiaries conduct business;

          (iv)  acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States or any other country or region in the world;

          (vi)  any action taken, or failure to take action, in each case which Parent has requested or approved or to which Parent has consented, and any action not taken by Seller due to Parent's refusal to reasonably consent thereto, in each case in and of itself;

         (vii)  changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

        (viii)  the announcement of this Agreement or the pendency or consummation of the Offer or the Merger;

          (ix)  any termination or diminution of relationships by customers, suppliers or any other Person having a commercial contractual relationship with Seller or any Seller Subsidiary or the termination by employees of their employment with Seller or any Seller Subsidiary, in each case as a result of the announcement or pendency of the Offer;

           (x)  any Proceeding brought or threatened by any holder of Seller Common Stock (on their own behalf or on behalf of Seller) arising from allegations of a breach of fiduciary duty or other violation of Law relating solely to this Agreement or the transactions contemplated hereby; and

          (xi)  (A) changes in the price or the trading volume of Seller Common Stock, in and of itself, (B) any failure by Seller to meet any public estimates or expectations of Seller's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or (C) any failure by Seller to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to any such change or failure may, individually or in the aggregate, be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect);

provided, that Changes referred to in clauses (iii), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be, a Seller

Material Adverse Effect if and to the extent such Changes has had or would reasonably be expected to have a disproportionate adverse effect on Seller, as compared to other companies operating in the industries in which Seller operates.

        "Seller Personnel" shall mean any current or former director, officer, employee, independent contractor or consultant of Seller or any of the Seller Subsidiaries.

        "Seller Plan" shall have the meaning given thereto in Section 5.13(a) hereof.

        "Seller Preferred Stock" shall have the meaning given thereto in Section 5.2(a) hereof.

        "Seller Real Property Leases" shall have the meaning given thereto in Section 5.16(b) hereof.

        "Seller Recommendations" shall have the meaning given thereto in Section 5.3(a) hereof.

        "Seller Restricted Stock Unit" shall mean any restricted stock unit for Seller Common Stock issued under the Seller Stock Plan.

        "Seller Restricted Stock Unit Award" shall mean awards of restricted stock units for Seller Common Stock issued under the Seller Stock Plan.

        "Seller SEC Documents" shall have the meaning given thereto in Section 5.5(a) hereof.

        "Seller Source Code" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Seller Stock Option" shall mean options to purchase Seller Common Stock issued under the Seller Stock Plan.

        "Seller Stock Plan" shall mean collectively any arrangement, plan or other agreements of Seller providing for grants or awards of equity in any form (including options, restricted stock, and restricted stock units), including the 2012 Equity Incentive Plan, the 2008 Equity Incentive Plan, and the 1998 Equity Incentive Plan each as amended.

        "Seller Stockholder Approval" shall have the meaning given thereto in Section 5.17(b) hereof.

        "Seller Stockholders" shall mean the holders of Seller Common Stock.

        "Seller Subsidiary" shall have the meaning given thereto in Section 5.1(b) hereof.

        "Seller Termination Amount" shall have the meaning given thereto in Section 9.2(b) hereof.

        "Seller's Financial Advisor" shall have the meaning given thereto in Section 5.9 hereof.

        "Seller's knowledge" or "knowledge of Seller," or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 10.11 of the Seller Disclosure Letter.

        "Shares" shall have the meaning given thereto in the recitals hereto.

        "Source Code" shall have the meaning given thereto in Section 5.18(j) hereof.

        "Special Meeting" shall have the meaning given thereto in Section 2.6(a)(i) hereof.

        "Subsidiary" or "Subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" shall have the meaning given thereto in Section 7.2(i) hereof.

        "Supporting Stockholders" shall have the meaning given thereto in the recitals hereto.

        "Surviving Corporation" shall have the meaning given thereto in Section 2.1 hereof.

        "Surviving Corporation Bylaws" shall have the meaning given thereto in Section 2.4 hereof.

        "Surviving Corporation Charter" shall have the meaning given thereto in Section 2.4 hereof.

        "Tax" shall mean any and all taxes or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and other similar charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

        "Tax Return" shall mean any report, return, declaration or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

        "Tender and Support Agreement" shall have the meaning given thereto in the recitals hereto.

        "Tender Offer Conditions" shall mean the conditions to the Offer set forth in Annex I hereto.

        "Top-Up Option" shall have the meaning given thereto in Section 1.4(a) hereof.

        "Top-Up Shares" shall have the meaning given thereto in Section 1.4(a) hereof.

        "Transaction" shall have the meaning given thereto in the recitals hereto.

        "U.S." shall mean the United States of America.

        "Voting Debt" shall have the meaning given thereto in Section 5.2(a) hereof.

        10.12    Waiver of Conflicts.     Recognizing that Edwards Wildman Palmer LLP (with its successors, "Seller Law Firm") has acted as legal counsel to Seller, the Seller Subsidiaries, the Supporting Stockholders, and certain of their respective Affiliates before the date hereof, and that Seller Law Firm intends to act as legal counsel to the Supporting Stockholders and their respective Affiliates (which will no longer include Seller and the Seller Subsidiaries) after the Closing, each of Parent, Purchaser, and Seller hereby waives, on its own behalf, and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Seller Law Firm's representing any Supporting Stockholders or their Affiliates after the Closing as such representation may relate to Parent, Purchaser, Seller, the Surviving Corporation or its Subsidiaries, or the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent, Purchaser and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MF PARENT LP
By:	MF Investor GP LLC, its General Partner
By:	/s/ DAVID E. KING
	Name:	David E. King
	Title:	Director
MF MERGER SUB CORP.
By:	/s/ DAVID E. KING
	Name:	David E. King
	Title:	Director
MICROFINANCIAL INCORPORATED
By:	/s/ FRITZ VON MERING
	Name:	Fritz von Mering
	Title:	Chairman of the Board

[Signature Page to Merger Agreement]

 ANNEX I
CONDITIONS OF THE OFFER

        Notwithstanding any other provisions of the Offer, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the acceptance for payment of or the payment for, any validly tendered Shares and may (subject to the terms of the Agreement) terminate or amend the Offer, if:

          1.     there shall not be validly tendered and not withdrawn prior to the Expiration Date that number of Shares which, when added to any Shares already owned by Parent or any of its controlled Subsidiaries and the Contribution Shares, represents at least two thirds (66 2/3%) of the Shares on a "fully diluted basis" (where "on a fully diluted basis" means the number of Shares outstanding, together with the Shares which Seller may be required to issue pursuant to (i) options or other obligations outstanding under employee stock or similar benefit plans that are vested and exercisable, as of the Expiration Date, at an exercise price less than the Offer Price and (ii) the conversion of outstanding convertible securities or the exercise of any other outstanding warrants or other rights (excluding the Top-Up Option) that are convertible or exercisable by their terms as of the Expiration Date, in each case with a conversion or exercise price less than the Offer Price) on the Expiration Date (the "Minimum Condition").

          2.     any applicable waiting period or approval under the HSR Act or other applicable foreign antitrust, competition or similar statute or regulation of any jurisdiction shall not have expired or been terminated or obtained before the Expiration Date, or

          3.     at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any Shares, any of the following events shall occur and continue to exist:

            (a)   there shall be instituted, pending or threatened in writing any action or Proceeding by any Governmental Authority:

                (i)  challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the transactions contemplated by the Agreement, including the Offer and the Merger;

               (ii)  seeking to compel Seller, Parent or Purchaser to dispose of or to hold separate all or any material portion of the business or assets of Seller or any of the Seller Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;

              (iii)  seeking to impose any material limitation on the ability of Seller, Parent or Purchaser to conduct the business or own the assets of Seller or any of the Seller Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;

              (iv)  seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or to exercise full rights of ownership of any Shares, including the right to vote such shares on all matters properly presented to the Seller Stockholders; or

               (v)  seeking to require divestiture by Parent or Purchaser of all or any of the Shares;

            (b)   (i) an Adverse Recommendation Change shall have occurred, (ii) a Seller Material Adverse Effect shall have occurred, or (iii) the Seller Board or any committee of the Seller Board shall have authorized or permitted Seller or any of the Seller Subsidiaries to enter into an Acquisition Agreement;

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            (c)   Seller and Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

            (d)   the representations and warranties of Seller contained in Section 5.9 (Broker's Fees) of the Agreement are not true and correct in all respects;

            (e)   any of the representations and warranties of Seller set forth in Sections 5.2 (Capitalization), 5.3 (Authority) and 5.17 (State Takeover Laws; Required Stockholder Vote) of the Agreement that (i) are not made as of a specific date were not true and correct (except for any de minimis inaccuracy) as of the Expiration Date, as though made on and as of the Expiration Date and (ii) are made as of a specific date are not true and correct (except for any de minimis inaccuracy) as of such date;

            (f)    the representations and warranties of Seller, other than those listed in clause (d) or clause (e) above, contained in the Agreement shall not be true and correct (i) as of the date of the Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (ii) as of the Expiration Date without giving effect to the words "materially" or "material" or to any qualification based on the defined term "Seller Material Adverse Effect" except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect;

            (g)   Seller shall have breached or failed to perform in any material respect its obligations, covenants, and other agreements required to be performed by it under the Agreement and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent; or

            (h)   Parent and Purchaser shall not have received a certificate executed by Seller's Chief Executive Officer or Chief Financial Officer confirming on behalf of Seller that the conditions set forth in clauses 3(f) and 3(g) of this Annex I have been duly satisfied; or

            (i)    there shall be any Law enacted, issued, promulgated or enforced which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal.

        Notwithstanding anything to the contrary herein, the parties hereto hereby acknowledge and agree that, solely for the purposes of this Annex I, the occurrence of a breach or an event of default under the Seller Credit Facility solely as a result of the acceptance of the Shares tendered in the Offer and/or the consummation of the Merger shall not be taken into account when determining whether the condition set forth in clause 3(b)(ii) of this Annex I has been satisfied.

        The Tender Offer Conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        Capitalized terms used and not defined in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

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EXHIBIT A

Amendments to Articles of Organization

Articles of Merger
Involving Domestic Corporations,
Foreign Corporations or Foreign Other Entities

Item 10—Amendments to Articles of Organization of the Surviving Entity

Article III

        The total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue is amended as follows:

Type	Number of Shares	Par Value
Common Stock	2,000	$0.01

Article IV

        Intentionally omitted.

Article VI

        6.1   The board of directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in Chapter 156D of the Massachusetts General Laws, the articles of organization or the by-laws requires action by the shareholders.

        6.2   The number of authorized shares of any class or series, the distinguishing designation thereof and the preferences, limitations and relative rights applicable thereto shall be set forth in the articles of organization or any amendment thereto approved by the board of directors. All or a specified number of directors may be elected by the holders of one or more authorized classes or series of shares, as set forth in an amendment to these articles of organization. At any time after the initial issuance of shares of any class or series, the board of directors may reclassify any unissued shares of the class or series into one or more existing or new classes or series. Shares of any class or series may be issued as a share dividend in respect of shares of another class or series.

        6.3   Action required or permitted by Chapter 156D of the Massachusetts General Laws to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by shareholders having not fewer than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

        6.4   If any provision of Chapter 156D of the Massachusetts General Laws would otherwise require the affirmative vote of more than a majority of the shares in any voting group for favorable action to be taken on a matter, favorable action may nevertheless be taken by vote of a majority of all the shares in the voting group entitled to vote on the matter.

        6.5   To the maximum extent permitted by Chapter 156D of the Massachusetts General Laws, as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

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        6.6   The number of directors of the corporation shall be fixed in or specified in accordance with the bylaws. The corporation may have fewer than three directors, notwithstanding the number of shareholders of the corporation.

        6.7   The directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the board of directors otherwise specifies, the excess of the consideration for any share with par value issued by it over such par value shall be surplus. The board of directors may allocate to capital less than all of the consideration for any share without par value issued by it, in which case the balance of such consideration shall be surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

        6.8   The purchase or other acquisition by the corporation of its own shares shall not be deemed a reduction of its capital. Upon any reduction of capital or shares, no shareholder shall have any right to demand any distribution from the corporation, except as and to the extent that the shareholders shall have provided at the time of authorizing such reduction.

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER by and among MF PARENT LP MF MERGER SUB CORP. and MICROFINANCIAL INCORPORATED Dated as of December 13, 2014
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III EFFECT OF THE MERGER ON SELLER CAPITAL STOCK; EXCHANGE OF SHARES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
ARTICLE X MISCELLANEOUS
  10.12 Waiver of Conflicts .
ANNEX I CONDITIONS OF THE OFFER
EXHIBIT A Amendments to Articles of Organization
Articles of Merger Involving Domestic Corporations, Foreign Corporations or Foreign Other Entities
  Item 10—Amendments to Articles of Organization of the Surviving Entity